SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No.   )

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BILL BARRETT CORPORATION

(Name of Registrant as Specified In Its Charter)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
ANNUAL MEETING OF STOCKHOLDERS
PROPOSAL NO. 1 — ELECTION OF DIRECTORS
DIRECTORS AND EXECUTIVE OFFICERS
INDEPENDENT PUBLIC ACCOUNTANTS
EXECUTIVE COMPENSATION
BENEFICIAL OWNERS OF SECURITIES
TRANSACTIONS BETWEEN THE COMPANY AND RELATED PARTIES
OTHER BUSINESS
PROPOSALS BY INDIVIDUAL STOCKHOLDERS; DISCRETIONARY AUTHORITY TO VOTE PROXIES
AVAILABILITY OF REPORTS ON FORM 10-K
APPENDIX A
APPENDIX B
APPENDIX C

BILL BARRETT CORPORATION
1099 18th Street, Suite 2300
Denver, Colorado 80202
(303) 293-9100

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
to be held May 19, 2005

     The 2004 annual meeting of stockholders of Bill Barrett Corporation will be held on May 19, 2005 at 9:30 a.m. (Denver time) at the Magnolia Hotel Ballroom, 817 17th Street, Denver, Colorado 80202, for the following purposes:

1.	To elect three Class I directors to our Board of Directors to hold office until the annual meeting of stockholders to be held in the year 2008 and thereafter until their successors are duly elected and have qualified, to elect three Class II directors to our Board of Directors to hold office until the annual meeting of stockholders to be held in the year 2006 and thereafter until his successor is duly elected and has qualified, and three Class III directors to our Board of Directors to hold office until the annual meeting of stockholders to be held in the year 2007 and thereafter until their successors are duly elected and have qualified; and

2.	To transact any other business that properly may come before the meeting and any adjournment or postponement thereof.

     Only the stockholders of record as shown on our transfer books at the close of business on March 21, 2005 are entitled to notice of, and to vote at, the stockholders meeting and any adjournment or postponement of the meeting.

     Your vote is important. Regardless of whether you expect to attend the meeting in person, please vote by completing, dating, signing and returning promptly the enclosed proxy card in the accompanying envelope (which requires no postage if mailed in the United States) in accordance with the instructions on the proxy card. You may revoke your proxy at any time before it is exercised by delivering written notice of revocation to us, by substituting a new proxy executed at a later date, or by requesting, in person at the stockholders meeting, that the proxy be returned.

     ALL STOCKHOLDERS ARE EXTENDED A CORDIAL INVITATION TO ATTEND THE STOCKHOLDER MEETING.

By the Board of Directors

/s/ Francis B. Barron
Francis B. Barron
Secretary

Denver, Colorado
April 15, 2005

PROXY STATEMENT

BILL BARRETT CORPORATION
1099 18th Street, Suite 2300
Denver, Colorado 80202
(303) 293-9100

ANNUAL MEETING OF STOCKHOLDERS
to be held
May 19, 2005

     This proxy statement is provided in connection with the solicitation of proxies by the Board of Directors of Bill Barrett Corporation, a Delaware corporation, to be voted at the 2005 annual meeting of stockholders of the Company to be held at 9:30 a.m. (Denver time) on May 19, 2005 at the Magnolia Hotel Ballroom, 817 17th Street, Denver, Colorado 80202, or at any adjournment or postponement of the meeting. We anticipate that this proxy statement and the accompanying form of proxy will be first mailed or given to stockholders on or about April 15, 2005.

     The shares represented by all proxies that are properly executed and submitted will be voted at the meeting in accordance with the instructions indicated on the proxies. Unless otherwise directed, the shares represented by proxies will be voted for each of the proposals described in this proxy statement. Shares of common stock in the name of brokers that are not voted are treated as not present at the Annual Meeting. Votes at the Annual Meeting of Stockholders are counted by Inspector of Election appointed by the chairman of the meeting.

     A stockholder giving a proxy may revoke it at any time before it is exercised by delivering written notice of revocation to us, by substituting a new proxy executed at a later date, or by requesting, in person at the annual meeting, that the proxy be returned.

     Only holders of common stock of record as of the close of business on March 21, 2005 will be entitled to vote at the meeting. As of the close of business on March 21, 2005, there were outstanding 43,374,436 shares of common stock entitled to vote at the meeting, with each share of common stock entitling the holder of record on such date to one vote.

     The solicitation of proxies is to be made principally by mail. Following the original solicitation, however, further solicitations may be made by telephone or oral communication with stockholders. Our officers, directors and employees may solicit proxies, but without compensation for such solicitation other than their regular compensation as our employees. Arrangements also will be made with brokerage houses and other custodians, nominees and fiduciaries to forward solicitation materials to beneficial owners of the shares held of record by those persons. We may reimburse those persons for reasonable out-of-pocket expenses incurred by them in so doing. All expenses involved in preparing, assembling and mailing this proxy statement and the enclosed material will be paid by us. A majority of the issued and outstanding shares of common stock entitled to vote, represented either in person or by proxy, constitutes a quorum at any meeting of the stockholders.

     Unless the context indicates otherwise, the terms “us,” “we,” or the “Company” shall be used in the proxy statement to include Bill Barrett Corporation and all its subsidiaries that existed during the period of reference.

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

     Our Certificate of Incorporation provides that our Board of Directors is divided into three classes, designated Class I, Class II and Class III. Directors from each class are elected once every three years for a three-year term. Richard Aube, Henry Cornell and J. Frank Keller currently serve as the Class I directors, Fredrick J. Barrett, Jeffrey A. Harris, Randy Stein and Michael E. Wiley serve as the Class II directors, and William J. Barrett, James M. Fitzgibbons, Roger L. Jarvis and Philippe S.E. Schreiber serve as the Class III directors.

     The Nominating and Corporate Governance Committee (the “Nominating Committee”) of the Board of Directors has determined to reduce the size of the Board of Directors from 11 to nine members. As a result, the Nominating Committee has reallocated the directors among the three Classes and we will ask the stockholders to elect all nine directors at the Annual Meeting. In connection with the reduction in the size of the Board of Directors, the nominees for election as directors do not include Richard Aube and J. Frank Keller, both of whom currently serve as directors. We would like to thank Messrs. Aube and Keller for their service on the Board. The nominees for directors include all other current directors.

     On behalf of the Board of Directors, the Nominating Committee of the Board of Directors has nominated Messrs. Fredrick J. Barrett, Henry Cornell and Michael Wiley for election to the Board of Directors as the Class I directors, Messrs. James M. Fitzgibbons, Jeffrey A. Harris and Randy Stein for election to the Board as Class II directors, and Messrs. William J. Barrett, Roger L. Jarvis and Philippe S. E. Schreiber for election to the Board as Class III directors. The Board of Directors recommends that each of Messrs. Fredrick J. Barrett, Henry Cornell and Michael E. Wiley be re-elected to the Board of Directors to serve as the Class I directors, to hold office until the 2008 annual meeting of stockholders and until their successors are elected and have qualified, that each of Messrs. James M. Fitzgibbons, Jeffrey A. Harris and Randy Stein be re-elected to the Board of Directors to serve as the Class II directors, to hold office until the 2006 annual meeting of stockholders and until their successors are elected and have qualified, and that each of Messrs. William J. Barrett, Roger L. Jarvis and Philippe S. E. Schreiber be re-elected to the Board of Directors to serve as the Class III directors, to hold office until the 2007 annual meeting of stockholders and until their successors are elected and have qualified.

     Assuming the presence of a quorum, the affirmative vote of a plurality of the shares voted at the meeting is required to elect each director. Cumulative voting is not permitted in the election of directors. Consequently, each stockholder is entitled to one vote for each share of common stock held in the stockholder’s name on each matter. In the absence of instructions to the contrary, the persons named in the accompanying proxy shall vote the shares represented by that proxy for each of Messrs. Fredrick J. Barrett, Henry Cornell and Michael Wiley as the Class I directors, James M. Fitzgibbons, Jeffrey A. Harris and Randy Stein as the Class II directors, and William J. Barrett, Roger L. Jarvis and Philippe S. E. Schreiber as the Class III directors. For purposes of the election of directors, abstentions will not be counted as votes cast and will have no effect on the result of the vote, although they will count towards the presence of a quorum.

     Each of the nominees named above has consented to be named in this proxy statement as a nominee for director and to serve on the Board of Directors if elected. It is not anticipated that any of the nominees will become unable or unwilling to accept nomination or election, but, if that should occur, the persons named in the proxy intend to vote for the election of such other person or persons as the Board of Directors or Nominating Committee may recommend.

     The Board of Directors recommends that the stockholders vote FOR the election of each of Messrs. Fredrick J. Barrett, Henry Cornell and Michael Wiley as the Class I directors, James M. Fitzgibbons, Jeffrey A. Harris and Randy Stein as the Class II directors, and William J. Barrett, Roger L. Jarvis and Philippe S. E. Schreiber as the Class III directors.

DIRECTORS AND EXECUTIVE OFFICERS

Directors And Executive Officers

     Set forth in the following table are the names of our directors and executive officers, their respective positions and ages, and the year in which each director was initially elected as a director of the Company. Each director has been elected for a three-year term until the corresponding annual meeting of stockholders and thereafter until his successor is elected and has qualified. In the future, approximately one-third of the director positions will be elected at each annual meeting of stockholders. Additional information concerning each of these individuals follows the table.

			Year First
			Elected As
Name	Age	Position	Director
William J. Barrett(1)	76	Chief Executive Officer, Chairman and	2002
		Director
J. Frank Keller(1)	61	Chief Operating Officer, Vice Chairman and	2002
		Director
Fredrick J. Barrett(1)	44	President and Director	2002
Thomas B. Tyree, Jr.	44	Chief Financial Officer	—
Robert W. Howard	50	Executive Vice President—Finance and	—
		Investor Relations, and Treasurer
Dominic J. Bazile II	47	Senior Vice President—Operations and	—
		Engineering
Francis B. Barron	42	Senior Vice President—General Counsel	—
		and Corporate Secretary
Huntington T. Walker	49	Vice President—Land	—
Terry R. Barrett(1)	45	Vice President—Exploration, Northern	—
		Division
Lynn Boone Henry	45	Vice President—Reservoir Engineering	—
Kurt M. Reinecke	46	Vice President—Exploration, Southern	—
		Division
Wilfred R. Roux	47	Vice President—Geophysics	—
Duane J. Zavadil	45	Vice President—Government and Regulatory	—
		Affairs
Richard Aube	36	Director	2002
Henry Cornell(2)	49	Director	2002
James M. Fitzgibbons(3)(4)	70	Director	2004
Jeffrey A. Harris(2)(4)	49	Director	2002
Roger L. Jarvis(2)(4)	51	Director	2002
Philippe S. E. Schreiber(3)(4)	64	Director	2002
Randy Stein(3)	51	Director	2004
Michael E. Wiley(2)(4)	54	Director	2005

(1)	Each of William J. Barrett, Fredrick J. Barrett and J. Frank Keller may be deemed to be a promoter and founder of the Company due to his initiative in organizing the Company. William J. Barrett is the father of Fredrick J. Barrett and Terry R. Barrett and the brother-in-law of J. Frank Keller.

(2)	Member of the Nominating and Corporate Governance Committee.

(3)	Member of the Audit Committee.

(4)	Member of the Compensation Committee.

Executive Officers and Other Key Employees

     William J. Barrett. Mr. Barrett has served as our Chairman of the Board, Chief Executive Officer and a Director since our inception in January 2002. Mr. Barrett founded Barrett Resources Corporation (“Barrett Resources”), which was acquired in August 2001 by The Williams Companies. Mr. Barrett served as the Chief Executive Officer of Barrett Resources from December 1983 until November 18, 1999, except for the period from July 1, 1997 through March 23, 1998. He also served Barrett Resources as Chairman of the Board from September 1994 until March 2000, and as President from December 1983 until September 1994. From March 2000 until November 2001, Mr. Barrett was retired. From November 2001 until the formation of the Company in January 2002, Mr. Barrett consulted on the establishment of the Company and its planned activities. Prior to 1983, Mr. Barrett held various positions with several other oil and gas companies.

     J. Frank Keller. Mr. Keller has served as our Vice Chairman of the Board, Chief Operating Officer and a Director since our inception in January 2002. Mr. Keller was a co-founder of Barrett Resources and served as Barrett Resources’ Executive Vice President from 1983 until Barrett Resources was acquired by The Williams Companies in August 2001. He also served as Chief Financial Officer of Barrett Resources from 1995 until July 2001, as a director from 1983 until 2000, and as Secretary from 1983 until 1997. From August 2001 until January 2002, Mr. Keller served as a consultant, including with respect to the establishment of the Company and its planned activities. Mr. Keller has not been nominated for election as a director at the 2005 annual meeting of stockholders.

     Fredrick J. Barrett. Mr. Barrett has served as our President and a Director since our inception in January 2002. Mr. Barrett served as senior geologist of Barrett Resources and its successor in the Rocky Mountain Region from 1997 through 2001, and as geologist from 1989 to 1996. From 1987 to 1989, Mr. Barrett was a partner in Terred Oil Company, a private oil and gas partnership providing geologic services for the Rocky Mountain Region. From 1983 to 1987, Mr. Barrett worked as a project and field geologist for Barrett Resources.

     Thomas B. Tyree, Jr. Mr. Tyree has served as our Chief Financial Officer since February 2003. From August 1989 until January 2003, Mr. Tyree was employed by Goldman, Sachs & Co., most recently as a Managing Director in the Investment Banking Division, working with oil and gas companies. From 1983 to 1987, Mr. Tyree was employed by Bankers Trust Company as an Associate in corporate finance.

     Robert W. Howard. Mr. Howard has served as our Executive Vice President—Finance and Investor Relations since January 2004 and as our Treasurer since our inception in January 2002. From February 2003 until January 2004, Mr. Howard served as our Executive Vice President—Finance and Accounting. From January 2002 until February 2003, Mr. Howard served as our Chief Financial Officer; from our inception in January 2002 until February 2004, Mr. Howard served as our Secretary; and from January 2002 until March 2002 he served as a Director of the Company. From August 2001 until December 2001, Mr. Howard served as Vice President—Finance and Administration and a director of AEC Oil & Gas (USA) Inc., an indirect subsidiary of Alberta Energy Company, Ltd., an oil and gas exploration and development company that subsequently was acquired by EnCana Corporation. Mr. Howard served as Senior Vice President—Investor Relations and Corporate Development of Barrett Resources from February 1999 until August 2001. Mr. Howard previously served as Barrett Resource’s Senior Vice President beginning in March 1992 and as Treasurer beginning in March 1986.

     Dominic J. Bazile II. Mr. Bazile has served as Senior Vice President—Operations and Engineering since May 2003 and previously served as our Vice President of Operations beginning in February 2002. Prior to joining us, Mr. Bazile was employed by Barrett Resources and its successor from July 1995 until January 2002, including serving as Drilling Manager.

     Francis B. Barron. Mr. Barron has served as Senior Vice President—General Counsel and Secretary since March 2004. Mr. Barron was a partner at the Denver, Colorado office of Patton Boggs LLP from February 1999 until February 2004, practicing corporate, securities and general business law. Prior to February 1999, Mr. Barron was a partner of Bearman Talesnick & Clowdus Professional Corporation, a Denver law firm. Mr. Barron’s clients included publicly-traded oil and gas companies.

     Huntington T. Walker. Mr. Walker has served as Vice President—Land since our inception in January 2002. From June 1981 through December 2001, Mr. Walker was self employed in the oil and gas industry as an independent landman performing consulting work for various clients including Barrett Resources and investing in oil and gas properties for his own account. From May 1979 through June 1981, Mr. Walker was employed by Hunt Energy Corporation in its Denver office.

     Terry R. Barrett. Mr. Barrett has served as Vice President—Exploration, Northern Division, since our inception in January 2002. From 1989 to 2001, Mr. Barrett served as Senior Geologist or Project Geologist in numerous Rocky Mountain basins for Barrett Resources Corporation, prior to the acquisition of that company by The Williams Companies. He served as Senior Geologist for approximately five months with The Williams Companies from August through December 2001. From 1987 to 1989, Mr. Barrett was a general partner in Terred Oil Company, a private oil and gas partnership providing geologic services for the Rocky Mountain Region. From 1983 to 1987, Mr. Barrett worked as a contract project and field geologist for Barrett Resources.

     Lynn Boone Henry. Ms. Henry has served as Vice President—Reservoir Engineering since January 2005. From October 2003 until January 2005, Ms. Henry served as our Reservoir Engineering Manager. From January 2003 until October 2003, Ms. Henry served as the Senior Reservoir Engineer for our Wind River Basin team. From January 2002 until joining the Company in January 2003, Ms. Henry was an independent consultant on reservoir engineering projects for various Rocky Mountain exploration and production companies. From 1998 until 2002, Ms. Henry served as a Reserves Manager and Project Manager for Cody Energy, LLC in Denver.

     Kurt M. Reinecke. Mr. Reinecke has served as Vice President—Exploration, Southern Division since our inception in January 2002. From 1985 to 2001, Mr. Reinecke served as a Senior Exploration Geologist or Operations Geologist in numerous Rocky Mountain and Mid-Continent basins for Barrett Resources Corporation, prior to the acquisition of that company by The Williams Companies.

     Wilfred R. (Roy) Roux. Mr. Roux has served as Vice President—Geophysics since February 2002. Prior to joining us, Mr. Roux was employed by Barrett Resources and The Williams Companies from July 1995 until January 2002, including as Senior Geoscientist and Senior Geophysicist. Mr. Roux’s responsibilities with us include overseeing our implementation and use of technology and geophysical data.

     Duane J. Zavadil. Mr. Zavadil has served as Vice President—Government and Regulatory Affairs since January 2005. From the time that he joined the Company in July 2002 until January 2005, Mr. Zavadil served as our Government and Regulatory Affairs Manager. From 1994 until July 2002, Mr. Zavadil served as the Environmental, Health and Safety Manager with Barrett Resources Corporation and its successor, The Williams Companies. Mr. Zavadil was a consultant providing environmental and regulatory services to the oil and gas industry from 1984 through 1994.

Independent Directors

     Richard Aube. Mr. Aube has served as a Director of the Company since October 2003. Mr. Aube is currently a Partner of JPMorgan Partners, LLC, a global private equity company affiliated with J.P. Morgan Chase & Co. Prior to joining JPMorgan Partners, LLC in 2000, Mr. Aube was a Partner of the Beacon Group for seven years. Prior to that, Mr. Aube worked as an investment banker in the Natural Resources Group at Morgan Stanley & Co., Incorporated. He currently serves as a director of a number of private companies. Mr. Aube has not been nominated for election as a director at the 2005 annual meeting of stockholders.

     Henry Cornell. Mr. Cornell has been a director of the Company since 2002. Mr. Cornell is a Managing Director in the Principal Investment Area of Goldman, Sachs & Co., which he joined in 1984. He is a member of the global Merchant Banking Investment Committees for both the firm’s Corporate and Real Estate investment activities. Mr. Cornell also serves on the Board of Directors of Ping An Insurance Company of China and the American Golf Corporation, LLC.

     James M. Fitzgibbons. Mr. Fitzgibbons has been a director since July 2004. Mr. Fitzgibbons also has served as a Director/Trustee of Dreyfus Laurel Funds, a series of mutual funds, since 1994. From January 1998 until 2001, Mr. Fitzgibbons served as Chairman of the Board of Davidson Cotton Company. From January 1994 until it was sold in August 2001, Mr. Fitzgibbons served as a director of Barrett Resources, for which he also served as a director from July 1987 until October 1992. From October 1990 through December 1997, Mr. Fitzgibbons was Chairman of the Board and Chief Executive Officer of Fieldcrest Cannon, Inc.

     Jeffrey A. Harris. Mr. Harris has been a Director of the Company since 2002. Mr. Harris has served since 1988 as a Managing Director of Warburg Pincus LLC, which he joined in 1983. Mr. Harris’ responsibilities include involvement in investments in energy, technology and other industries. Mr. Harris has served as a director of Spinnaker Exploration, Inc., a publicly traded oil and gas company, since 1996 and serves on Spinnaker’s Compensation Committee. Mr. Harris has served as a director of Proxim, Inc., a publicly traded provider of wireless networking equipment, since July 2003, and Knoll, Inc., a publicly traded designer and manufacturer of office furniture products and textiles, since February 1996. Mr. Harris is a director of a number of private companies.

     Roger L. Jarvis. Mr. Jarvis has been a Director of the Company since 2002. Mr. Jarvis has served as President, Chief Executive Officer and Director of Spinnaker Exploration Company since 1996 and as Chairman of the Board of Spinnaker since 1998. From 1986 to 1994, Mr. Jarvis served in various capacities with King Ranch Inc. and its subsidiary, King Ranch Oil and Gas, Inc., including Chief Executive Officer, President and Director of King Ranch Inc. and Chief Executive Officer and President of King Ranch Oil and Gas, Inc., where he expanded its activities in the Gulf of Mexico. Mr. Jarvis is a director of National-Oilwell, Inc.

     Philippe S.E. Schreiber. Mr. Schreiber has been a Director of the Company since February 2002. Mr. Schreiber is an independent lawyer and business consultant. Mr. Schreiber served as a director of Barrett Resources from 1985 until 2001. From August 1985 through December 1998, he was a partner of, or of counsel to, the law firm of Walter, Conston, Alexander & Green, P.C. in New York, New York. Mr. Schreiber served as a director of the United States principal affiliate of The Mayflower Corporation plc (in Administration), which was a publicly-listed company in the United Kingdom, from 1991 until it filed for creditor protection in April 2004. The United States affiliated companies of The Mayflower Corporation plc (in Administration) are not subject to any bankruptcy or creditor protection proceedings and Mr. Schreiber has not served as an officer or director of The Mayflower Corporation plc (in Administration). Mr. Schreiber also serves as a director of a number of private companies.

     Randy Stein. Mr. Stein has served as a director and the chair of our Audit Committee since July 2004. Mr. Stein is a self-employed tax and business consultant. From July 2000 until its sale in June 2004, Mr. Stein was a director of Westport Resources Corporation, a Denver based oil and natural gas exploration and development company, where Mr. Stein served as the chair of the Audit Committee. Mr. Stein has served since 2001 as a director of Koala Corporation, a Denver based public company engaged in the design, production and marketing of family convenience products, where he serves on the Audit and Compensation Committees. Mr. Stein has served as a director and co-chairman of the Audit Committee of Denbury Resources Inc., a Dallas based, publicly traded, independent oil and gas company, since January 2005. He also was a principal at PricewaterhouseCoopers LLP, formerly Coopers & Lybrand LLP, from November 1986 to June 30, 2000.

     Michael E. Wiley. Mr. Wiley has served as a director since January 2005. Mr. Wiley served as Chairman of the Board and Chief Executive Officer of Baker Hughes Incorporated, an oilfield services company, from August 2000 until October 2004. He also served as President of Baker Hughes from August 2000 to February 2004. Mr. Wiley was President and Chief Operating Officer of Atlantic Richfield Company, an integrated energy company, from 1998 through May 2000. Prior to 1998, he served as Chairman, President and Chief Executive Officer of Vastar Resources, Inc., an independent oil and gas company. Mr. Wiley is a director of Spinnaker Exploration, Tesoro Corporation and Post Oak Bank, NA, a trustee of the University of Tulsa and a member of the National Petroleum Council. He also serves on the Advisory Board of Riverstone Holdings LLC.

Board and Committee Meetings

     The Board of Directors held 13 meetings in 2004 and each director participated in at least 75% of those meetings and meetings of the committees on which he served.

     The Board maintains an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee.

Audit Committee

     As of April 15, 2005, our Audit Committee consisted of Messrs. Stein, Fitzgibbons and Schreiber. Messrs. Stein, Fitzgibbons and Schreiber are “independent” under the standards of the New York Stock Exchange and SEC regulations. In addition, the board of directors has determined that Mr. Stein is an “audit committee financial expert”, as defined under the rules of the SEC. As required by the standards of the New York Stock Exchange, the Audit Committee consists solely of independent directors. Our audit committee operates pursuant to a formal written charter. A copy of the Audit Committee Charter is included as Appendix A to this proxy statement and is posted on our website at www.billbarrettcorp.com. This committee oversees, reviews, acts on and reports to our board of directors on various auditing and accounting matters including: the selection of our independent accountants, the scope of our annual audits, fees to be paid to the independent accountants, the performance of our independent accountants, our accounting practices, and the selection and performance of personnel performing our internal audit function. In addition, the Audit Committee oversees our compliance programs relating to legal and regulatory requirements.

     During 2004, the Audit Committee held six meetings, and, through April 15, 2005, has held two meetings in 2005. Mr. Stein serves as Chair of the Audit Committee. The Audit Committee’s functions and activities during 2004 are described in more detail below under the heading “Audit Committee Report”.

Audit Committee Report

     The following Audit Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other the Company filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates this Audit Committee Report by reference therein.

     The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management and with Deloitte & Touche LLP, the Company’s independent accountants and auditors, the audited financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004.

     The Audit Committee discussed with the independent auditors, who are responsible for expressing an opinion on the conformity of audited financial statements with generally accepted accounting principles, the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended. This included (i) the independent auditors’ judgments as to the quality, not just the acceptability, of the Company’s accounting principles as applied in its financial reporting, (ii) methods used to account for significant unusual transactions, (iii) the effect of significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus, (iv) the process used by management in formulating particularly sensitive accounting estimates and the basis for the auditor’s conclusions regarding the reasonableness of those estimates, and (v) that there were no disagreements with management over the application of accounting principles, the basis for management’s accounting estimates and disclosures in the financial statements.

     The Audit Committee also received from the Company’s independent auditors the written disclosures and the letter required by Independence Standards Board Standard No. 1 regarding their auditor independence, and has discussed with the independent auditors their independence relative to the Company, including whether the provision of the services by the auditors for matters other than the annual audit and quarterly reviews, including those described below under “Independent Public Accountants—Audit Related Fees”, “—Tax Fees”, and “—All Other Fees”, is compatible with maintaining the independent auditors’ independence. The Audit Committee developed pre-approval policies adopted in January 2005, which pre-approve fees from the independent auditor in several sub-categories of audit fees, audit related fees and tax fees, which are generally subject to a specific budget. The Audit Committee may grant pre-approval to those permissible non-audit services that it believes would not impair the independence of the Company’s principal auditors. The Audit Committee’s pre-approval policies allow for the Audit Committee to delegate its pre-approval authority to one or more of the independent members of the Audit Committee. No services, other than audit, audit-related and tax services, were performed by Deloitte & Touche LLP during the fiscal year ended December 31, 2004. All fees paid for such services to Deloitte & Touche LLP in 2004 were pre-approved by the Audit Committee. The Audit Committee believes that the provision of services by Deloitte & Touche LLP to the Company and its subsidiaries is compatible with maintaining the principal auditors’ independence.

     The Audit Committee discussed with the Company’s independent auditors the overall scope and plans for their respective audits. The Audit Committee meets with the independent auditors, with and without management present, to discuss the results of the auditors’ examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

     The Audit Committee also met with the Company’s outside consultant that is assisting the Company with documenting its compliance with the provisions of Section 404 of the Sarbanes-Oxley Act concerning management’s responsibility for establishing and maintaining an adequate internal control structure and procedures for financial reporting. The Audit Committee continues to monitor the Company’s compliance with these requirements.

     The Audit Committee’s responsibility is to monitor and review the initiatives discussed above. The functions of the Audit Committee members are not intended to certify the activities of management, the internal auditor or the independent auditor. In reliance on the reviews and discussions referred to herein, the Audit Committee recommended that the Board of Directors include the audited financial statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 for filing with the Securities and Exchange Commission.

Respectfully submitted,
Randy Stein, Chair
James M. Fitzgibbons
Philippe S.E. Schreiber

Compensation Committee

     As of April 15, 2005, our Compensation Committee consisted of Messrs. Fitzgibbons, Harris, Jarvis, Schreiber, and Wiley. Mr. Harris serves as the Chair of the Compensation Committee. The Board of Directors has adopted a written charter for the Compensation Committee, which sets forth, among other things, the Compensation Committee’s responsibilities. A copy of the Compensation Committee Charter is included as Appendix B attached to this proxy statement and is posted on the Company’s website at www.billbarrettcorp.com. The Board of Directors has determined that each of the current members of the Compensation Committee is independent under Section 303A.02 of the NYSE listing standards. The Board of Directors has also determined that each of the current members of the Compensation Committee is a “non-employee director” in accordance with Rule 16b-3 of the Exchange Act and an “outside director” in accordance with Section 162(m) of the Internal Revenue Code. The Compensation Committee establishes salaries, incentives and other forms of compensation for officers and other employees. Our Compensation Committee also administers our incentive compensation and benefit plans.

     The Compensation Committee held seven meetings in 2004 and, through April 15, 2005, has met twice in 2005.

Report Of The Compensation Committee

     The Compensation Committee of the Board of Directors consists of Messrs. Fitzgibbons, Harris, Jarvis, Schreiber, and Wiley. Mr. Harris serves as the Chair of the Compensation Committee. The Compensation Committee establishes salaries, incentives and other forms of compensation for officers and other employees. Our Compensation Committee also administers our incentive compensation and benefit plans applicable to all employees, including executive officers. Executive compensation is reviewed and approved annually by the Compensation Committee. In September 2004, the Compensation Committee approved a revised charter governing the composition, procedures and responsibilities of the Committee. The Compensation Committee reviews and assesses the adequacy of its charter on an annual basis. The Compensation Committee Charter is attached to this proxy statement as Appendix B and is posted on the Company’s website.

     The Compensation Committee seeks to encourage growth in the Company’s oil and natural gas reserves, cash flow and profitability and to enhance stockholder value through the creation and maintenance of compensation opportunities that attract and retain committed, highly qualified personnel. To achieve those goals, the Compensation Committee believes that the compensation of all employees, including executive officers, should include the following components:

•	a base salary that is competitive with compensation offered by other oil and natural gas exploration and production enterprises similar to the Company;

•	annual incentive compensation to reward achievement of Company objectives, individual responsibility and productivity, high quality work and impact on Company results, including Company performance and profitability;

•	an opportunity for an individual’s total compensation to exceed industry averages based on outstanding performance in increasing stockholder value; and

•	case-specific compensation plans to accommodate individual circumstances or non-recurring situations as appropriate.

     Company Performance. The Company’s financial and operational highlights for the year ended December 31, 2004 are summarized below:

•	The Company increased average daily production by 73% over 2003;

•	The Company added approximately 88 Bcfe in proved reserves, increasing the Company’s proved reserves by approximately 43% from year-end 2003 and replacing approximately 378% of 2004 production;

•	The Company’s performance in the areas of general and administrative expenses and combined lease operating and gathering and transportation expenses was better than the Company’s budget for these areas;

•	The Company enhanced its exploitation and exploration portfolio by adding over 448,318 gross and 304,515 net undeveloped acres;

•	The Company expanded its presence in important core areas of operations;

•	On September 1, 2004, the Company completed its acquisition of producing and undeveloped properties in the Piceance Basin of Colorado, which included 25,985 gross and 19,180 net acres in and around Gibson Gulch field, for approximately $137 million; and

•	In December 2004, the Company completed its initial public offering.

Compensation Policies Toward Executive Officers

     The Compensation Committee’s executive compensation policies are designed to provide competitive levels of compensation that relate compensation with the Company’s annual and long-term performance goals, reward above average corporate performance, recognize individual initiative and achievements, and assist the Company in attracting and retaining qualified executives. The Compensation Committee attempts to achieve these objectives through a combination of base salary, stock options, and cash bonus awards. In its consideration of the appropriate methods and levels of compensation for the Company’s senior executives officers, the Committee receives data and recommendations from specialist independent consultants about compensation practices and levels of compensation used by comparable companies within the industry.

     Base Salary. Executive salaries are reviewed by the Compensation Committee on a yearly basis and are set for individual executive officers based on subjective evaluations of each individual officer’s performance, the Company’s performance, and a comparison to salary ranges for executives of other companies in the oil and gas industry. Through these criteria, the Compensation Committee believes that salaries may be set in a manner that is both competitive and reasonable within the Company’s industry.

     Equity Based Compensation. Stock options and restricted share grants are issued to executive officers and other employees of the Company by the Compensation Committee as a means of providing long-term incentive to the Company’s employees. The Compensation Committee believes that stock options and restricted stock grants encourage increased performance by the Company’s employees, including its officers, and align the interests of the Company’s employees with the interests of the Company’s stockholders. Decisions concerning the granting of stock options and restricted stock awards are made on the same basis, utilizing the same criteria, as decisions concerning base salary as discussed in the previous paragraph. During 2004, the Compensation Committee approved the granting of stock options to officers and all other employees effective upon the completion of the Company’s initial public offering in December 2004. The Compensation Committee also approved option grants to new employees during 2004 and 2005 so that all employees hold stock or stock options. In addition, the Compensation Committee issued stock options to Francis B. Barron, Senior Vice President—General Counsel, in March 2004 in connection with the commencement of his employment with the Company. These grants are reflected in the “Stock Options Granted During 2004” table below. In March 2005, in recognition of his services to the Company during 2004, including in connection with the Company’s initial public offering, the Compensation Committee issued Mr. Barron a restricted share grant in the amount of $30,000, which consists of 812 shares of common stock at the $32.90 closing price on the day before the grant, which vest 25% on each of the first four anniversaries of the date of grant if Mr. Barron continues as an employee on those dates.

     Cash Bonus Awards. The Compensation Committee considers on an annual basis whether to pay cash bonuses to some or all of the Company’s employees, including the Company’s executive officers. The Committee approves the total amount of bonuses to all employees and the individual bonuses to each officer. The Compensation Committee considers the granting of bonuses with the objective that the Company will remain competitive in its compensation practices and be able to retain highly qualified executive officers. On March 9, 2005, the Compensation Committee of the Board of Directors of the Company approved the payment of bonuses to the Company’s officers and set new salaries for the Company’s officers. The amounts of the bonuses were determined at the discretion of the Compensation Committee based on 2004 performance, including the matters discussed above under “—Company Performance”, and were not determined pursuant to a fixed formula.

     The Committee established awards for each executive after reviewing the recommendations of the Chief Executive Officer and reviewing peer group compensation data from its consultant. In determining bonuses, among the factors considered by the Committee were the Company’s production for the year, lease operating expenses and gathering expenses on a total and unit of production basis, general and administrative expenses on a total and unit of production basis, and EBITDAX, a non-GAAP measure defined as net income, subject to certain adjustments for the particular period plus the following expenses or charges to the extent deducted from net income during that period: interest, income taxes, depreciation, depletion, amortization, exploration and abandonment expenses and other similar non-cash charges and expenses, including stock based compensation and non-cash impairments of goodwill, minus all non-cash income added to net income, in each case, and without duplication, calculated after giving pro forma effect to acquisitions and dispositions during the period. EBITDAX is not intended to represent net income (loss) as defined by generally accepted accounting principles in the United States, or GAAP, and such information should not be considered as an alternative to net income (loss), cash provided by operating activities or any other measure of performance prescribed by GAAP. The

Committee also considered the Company’s enterprise value as a result of the initial public offering of the Company’s common stock completed in December 2004, reserve additions and total reserves at year end 2004, and the success of the Company’s drilling program. In addition, the Committee considered the salary levels of other independent exploration and production companies. Awards granted to the named executive officers in March 2005 for the 2004 performance period are presented under “Bonus” in the Summary Compensation Table included in this proxy statement.

     Employee Retirement Plan. The Company’s employee retirement plan, the 401(k) Plan, was established effective December 1, 2002 to provide an additional means of attracting and retaining qualified employees. Under the 401(k) Plan, as amended, the Company will contribute on behalf of each employee 100 percent of the contribution made by that employee, up to a maximum contribution by the Company of four percent of that employee’s gross salary for a particular pay period. Participation in the 401(k) Plan is at the discretion of each individual employee, and the Compensation Committee is not involved in the administration of the 401(k) Plan.

     Chief Executive Officer Compensation. The compensation of the Company’s Chief Executive Officer is determined in the same manner as the compensation for other executive officers of the Company as described above. As a result, the compensation of the Company’s Chief Executive Officer is largely dependent upon the overall performance of the Company and enhancement of stockholder value in 2004, including the matters described above under “—Company Performance”, as well as the compensation being paid to the chief executive officers by other relatively comparable companies in the oil and gas industry. The Chief Executive Officer’s long-term compensation from stock options currently held and other equity based compensation that may be granted in the future also is largely dependent upon Company performance.

Compensation Committee

Jeffrey A. Harris, Chair
James M. Fitzgibbons
Philippe S. E. Schreiber
Michael E. Wiley

Nominating and Corporate Governance Committee

     In 2004, the Board of Directors created a Nominating and Corporate Governance Committee. As of April 15, 2005, the Nominating and Corporate Governance Committee consisted of Messrs. Cornell, Harris, Jarvis, and Wiley. Mr. Wiley serves as the Chair of the Committee. The Board of Directors has adopted a written charter for the Nominating and Corporate Governance Committee, which sets forth, among other things, the Nominating and Corporate Governance Committee’s responsibilities. A copy of the charter for the Nominating and Corporate Governance Committee is included as Appendix C attached to this proxy statement and is posted on the Company’s website at www.billbarrettcorp.com. The Board of Directors has determined that each of the current members of the Nominating and Corporate Governance Committee is independent for purposes of serving on the Nominating and Corporate Governance Committee under Section 303A.02 of the NYSE listing standards. Under its charter, the Nominating and Corporate Governance Committee is responsible for, among other things, identifying, evaluating and recommending qualified nominees to serve on our board of directors, developing and overseeing our internal corporate governance processes and maintaining a management succession plan.

     The Nominating and Corporate Governance Committee met one time in 2004 and, through April 15, 2005, has met once in 2005.

Code Of Business Conduct And Ethics

     On September 9, 2004, the Board of Directors adopted the Company’s Code Of Business Conduct And Ethics governing business conduct and relevant actions of the Company’s officers, directors,

employees and certain other persons who have relationships or dealings with the Company. The Code Of Business Conduct And Ethics includes our code of ethics for senior financial management. The Code Of Business Conduct And Ethics also sets forth procedures for reporting concerns about accounting, auditing, internal controls, financial or other matters. The Code Of Business Conduct And Ethics also provides a mechanism for reporting any written concerns or questions. Any concerns submitted on an anonymous basis related to financial matters will be directed to the Audit Committee, while any questions relating to any other matter will be directed to the Company’s legal counsel or Human Resources Department. A copy of the Code of Conduct is posted on the Company’s website at www.billbarrettcorp.com. Any amendment to, or a waiver from, a provision of the Code of Conduct that applies to the Company’s principal executive officer, principal financial officer, principal accounting officer or controller (or persons performing similar functions) is required to be approved by the Audit Committee, will be disclosed in accordance with the relevant rules and regulations of the SEC and will be posted on the Company’s website.

Meeting of Non-Management Directors

     In accordance with the NYSE listing standards, our Corporate Governance Guidelines provide, among other things, that the non-managerial directors of the Board of Directors must meet in executive sessions at least every quarter apart from the full Board of Directors. The Board of Directors has established a procedure by which a presiding director is selected for each executive session. The Board of Directors has determined that the presiding director position for such meeting will be rotated among the chairs of the Audit, Compensation and Nominating and Corporate Governance Committees.

Director Nominating Process

     Our bylaws (the “Bylaws”) provide that nominations for the election of directors may be made by or at the direction of the Board of Directors, which has directed the Nominating Committee to make nominations, or by any stockholder entitled to vote for the election of directors who has complied with the notice procedures of the Bylaws. To be considered, nominations by stockholders generally must be made by notice in writing, delivered or mailed by first class United States mail, postage prepaid, to the Secretary of the Company not less than 60 days nor more than 90 days prior to first anniversary of the date on which the Company first mailed its proxy materials for the previous year’s annual meeting of stockholders. If the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after the anniversary of the preceding year’s annual meeting or if no such meeting was held in the preceding year, notice by the stockholder to be timely must be so delivered not later than the close of business on the later of (a) the 90th day prior to such annual meeting or (b) the 10th day following the day on which public announcement of the date of such meeting is first made. Each notice of nomination of directors by a stockholder must set forth the following:

•	the name, age, business address and, if known, residence address of each nominee proposed in the notice;

•	the principal occupation or employment of each such nominee for the five years preceding the date of the notice;

•	the number of shares of stock of the Company that are beneficially owned by each nominee;

•	any arrangement, affiliation, association, agreement or other relationship of the nominee with any stockholder of the Company;

•	any other information required by Regulation 14A under the Securities Exchange Act to be disclosed in solicitations for proxies for the election of nominees for director;

•	the nominee’s written consent to serve as a director if elected; and

•	as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such stockholder, as they appear on the Company’s books, and of such beneficial owner, (ii) the class and number of shares of the Company that are owned beneficially and of record by such stockholder and such beneficial owner, and (iii) whether either such stockholder or beneficial owner intends to deliver a proxy statement and form of proxy to holders of a sufficient number of holders of the Company’s voting shares to elect such nominee or nominees.

The chairman of any meeting of stockholders may, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with this procedure and that the defective nomination will be disregarded.

Stockholder Communication with the Board of Directors

     Stockholders who are interested in communicating directly with the non-management directors, may write the non-management directors at the Company’s corporate headquarters. Similarly, stockholders who would like to communicate directly with the entire Board of Directors may direct their questions or comments to the Board of Directors c/o the corporate Secretary at the Company’s headquarters. Executive officers of the Company may have access to such communications with the Board of Directors except in instances in which the charters of a committee of the Board of Directors or the Company’s Code of Conduct requires anonymity.

Board of Directors Member Attendance at Annual Meeting

     Although the Company does not have a formal policy regarding attendance by members of the Board of Directors at the Company’s annual meeting of stockholders, the Company encourages directors to attend, and facilitates their attendance at, such meetings.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the Commission and any exchange or other system on which such securities are traded or quoted, initial reports of ownership and reports of changes in ownership of common shares and other equity securities of the Corporation.

     To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, we believe that all reporting obligations of our officers, directors and greater than 10% shareholders under Section 16(a) were satisfied during the year ended December 31, 2004.

INDEPENDENT PUBLIC ACCOUNTANTS

     The firm of Deloitte & Touche LLP serves as our independent public accountants. The Audit Committee, in its discretion, may direct the appointment of different public accountants at any time during the year if the Audit Committee believes that a change would be in the best interests of our stockholders. The Audit Committee has considered the audit fees and other fees paid to Deloitte & Touche LLP, as discussed below, and has determined that the payment of such fees is compatible with maintaining the independence of Deloitte & Touche LLP.

     A representative of Deloitte & Touche LLP is expected to be at the annual meeting and will have the opportunity to make a statement if he or she desires to do so, and will be expected to respond to appropriate questions.

Audit Fees

     The aggregate fees billed for professional services rendered by Deloitte & Touche LLP for its audit of our annual financial statements and its review of our quarterly financial statements, including our financial statements included in our Registration Statement on Form S-1 in connection with our initial public offering of common stock in December 2004, for the fiscal years 2003 and 2004 were $98,000 and $690,000, respectively.

Audit Related Fees

     The aggregate fees billed for professional services rendered by Deloitte & Touche LLP for assurance and related services that are reasonably related to the performance of audit or review of our financial statements for the fiscal years 2003 and 2004 were $22,000 and $48,000, respectively. These fees were accrued in connection with the audit of the Statements of Revenues and Direct Operating Expenses for the Wind River Acquisition Properties and Piceance Basin Acquisition Properties for our Registration Statement in connection with our initial public offering.

Tax Fees

     The aggregate fees billed for professional services rendered by Deloitte & Touche LLP for professional services for tax compliance, tax advice or tax planning for the fiscal years 2003 and 2004 were $42,000 and $49,000, respectively.

All Other Fees

     Fees paid to Deloitte & Touche LLP by the Company during the years ended December 31, 2003 and 2004 for all other non-audit services rendered to the Company totaled approximately $3,000 and $0, respectively.

Audit Committee Pre-Approval

     Our Audit Committee Charter provides that either (i) the Audit Committee shall pre-approve all auditing and non-auditing services of the independent auditor, subject to de minimus exceptions for other than audit, review or attest services that are approved by the Audit Committee prior to completion of the audit; or (ii) that the engagement of the independent auditor be entered into pursuant to pre-approved policies and procedures established by the Audit Committee, provided that the policies and procedures are detailed as to the particular services and the Audit Committee is informed of each service. The Audit Committee pre-approved all of Deloitte & Touche LLP’s fees for audit services in fiscal years 2003 and 2004. Except as indicated above, there were no fees other than audit fees for fiscal years 2003 and 2004, and the auditors engaged performed all the services described above with their full time permanent employees.

EXECUTIVE COMPENSATION

Summary Compensation Table

     The following table sets forth the compensation since our inception of our chief executive officer and each of our other four most highly compensated executive officers serving as of December 31, 2004 (we refer to these five individuals, collectively, as the named executive officers) for the fiscal years ended December 31, 2004, 2003 and 2002.

							Long-Term
							Compensation
			Annual				Awards
			Compensation				Securities
Name and					Other Annual		Underlying	All Other
Principal Position	Year	Salary	Bonus		Compensation		Options/SARs (#)(1)	Compensation (3)
William J. Barrett	2004	$263,755	$267,500		$—		100,000	$—
Chief Executive Officer	2003	237,500	100,000		—		—	—
	2002	181,250	75,000		118,400	(2)	231,330	—
J. Frank Keller	2004	$215,625	$125,000		$—		50,000	$8,572
Chief Operating Officer	2003	201,250	75,000		—		—	8,870
	2002	165,625	58,000		51,800	(2)	129,889	583
Fredrick J. Barrett	2004	$199,905	$125,000		$—		50,000	$6,218
President	2003	154,700	75,000		—		—	5,768
	2002	128,750	37,000		22,200	(2)	76,483	467
Thomas B. Tyree, Jr.	2004	$209,375	$125,000		$—		50,000	$6,575
Chief Financial Officer	2003	183,333	75,000		510,288	(4)	246,896	6,000
	2002	—	—		—		—	—
Francis B. Barron	2004	$174,762	$115,000	(5)	$24,160	(6)	43,248	$5,748
Senior Vice President—	2003	—	—		—		—	—
General Counsel; and	2002	—	—		—		—	—
Secretary

(1)	A portion of these options have been amended as described below in “— Equity Compensation Plan Information — 2002 Stock Option Plan — Amendment of Tranche A Options”.

(2)	Consists of the difference between the purchase price for shares of common stock purchased by the named executive officer and the fair market value of those shares on the date of purchase. For additional information concerning the vesting of shares of common stock purchased by management, see “Item 13. Certain Relationships and Related Transactions—Investments in the Company”.

(3)	Consists of 401(k) plan matching contributions.

(4)	Consists of $17,648, which was the difference between the purchase price for shares of common stock purchased by Mr. Tyree and the fair market value of those shares, $300,000 for relocation expenses (including travel expenses to search for a house in Colorado, moving expenses, brokerage commissions, real estate transfer taxes and legal fees related to the sale of Mr. Tyree’s residence, and the cost of temporary housing), $15,000 for legal expenses relating to the commencement of employment (including for the negotiation of Mr. Tyree’s terms of employment with us and the terms of his separation from his previous employer), and $177,640 for the reimbursement of income taxes related to expense payments.

(5)	Includes $30,000 paid in the form of a restricted stock grant of 917 shares of common stock at $32.70 per share pursuant to our 2004 Stock Incentive Plan. These shares vest 25% on each of March 9, 2006, 2007, 2008 and 2009 if Mr. Barron continues as an employee on those dates.

(6)	Consists of the difference between the purchase price for Series B preferred stock purchased by Mr. Barron and the fair market value of those shares.

Stock Options Granted During 2004

     The following table sets forth certain information regarding stock options granted to the named executive officers as of December 31, 2004.

	Individual Grants				Potential
	Number of				Realizable Value at
	Securities	Percentage of			Assumed Annual
	Underlying	Total Options/	Exercise		Rates of Stock
	Options/	SARs Granted	Or Base		Price Appreciation
	SARs	to Employees in	Price	Expiration	for Option Term
Name	Granted (#)(1)	Fiscal Year	($/Sh)	Date	5% ($)	10% ($)
William J. Barrett	100,000	9%	$25.00	12/9/2011	$1,018,221	$2,373,065
J. Frank Keller	50,000	4%	25.00	12/9/2011	$509,111	$1,186,533
Fredrick J. Barrett	50,000	4%	25.00	12/9/2011	$509,111	$1,186,533
Thomas B. Tyree, Jr.	50,000	4%	25.00	12/9/2011	$509,111	$1,186,533
Francis B. Barron	43,248	4%	2.14-25.00	03/4/2013	$255,530	$616,452

(1)	Excludes options that were exchanged when we allowed the holders of all outstanding options with an exercise price of $30.28 per share, including the named executive officers, to amend those options to provide for an exercise price equal to the price to the public in our initial public offering of $25.00 in December 2004, to decrease the number of shares subject to the options and to reduce the expiration date until December 9, 2011. See “— Equity Compensation Plan Information — 2002 Stock Option Plan — Amendment of Tranche A Options”.

Aggregated Option Exercises During 2004
and Option Values at December 31, 2004

     The following table sets forth certain information regarding options that the named executive officers exercised during 2004 and the options that those persons held at December 31, 2004.

			Number of Securities		Value of Unexercised
	Shares		Underlying Unexercised		In-the-Money
	Acquired	Value	Options/SARs at		Options/SARs at
	on	Realized	FY-End (#)(1)		FY-End ($)
Name	Exercise (#)	($)	Exercisable	Unexercisable	Exercisable	Unexercisable
William J. Barrett	8,695	105,442	104,372	186,972	$729,560	$1,734,537
J. Frank Keller	4,509	56,374	59,641	98,778	$416,891	$912,177
Fredrick J. Barrett	2,415	42,475	35,785	78,686	$250,137	$668,780
Thomas B. Tyree, Jr.	55,820	107,058	39,761	193,371	$277,929	$3,410,499
Francis B. Barron	—	—	—	42,692	$—	$530,269

(1)	We allowed the holders of all outstanding options with an exercise price of $30.28 per share, including the named executive officers, to amend those options to provide for an exercise price equal to the initial public offering price of $25.00, to decrease the number of shares subject to the options and to reduce the termination date of the options to the seventh anniversary of the closing of the initial public offering and all holders, including the named executive officers, agreed to this amendment. See “— Equity Compensation Plan Information — 2002 Stock Option Plan — Amendment of Tranche A Options”.

Compensation Committee Interlocks and Insider Participation

     The compensation committee consists of Messrs. Fitzgibbons, Harris, Jarvis and Schreiber, all of whom are non-employee directors. None of these individuals has ever been an officer or employee for our company. In addition, none of our executive officers serves as a member of a board of directors or compensation committee of any entity that has one or more executive officers who serve on our board or on our compensation committee.

Director Compensation

     Our directors who are not employees of the Company and who were not previously nominated by the investors in our Series B preferred stock (“Outside Directors”) receive an annual retainer of $25,000 and a meeting attendance fee of $1,000 for each board and committee meeting attended. The chair of the Audit Committee receives an additional annual retainer of $15,000, the chair of the Compensation Committee receives an additional annual retainer of $10,000, and the chairs of other committees receive an additional annual retainer of $5,000. In July 2004, our Compensation Committee determined that the Outside Directors should receive equity compensation under our 2004 Stock Incentive Plan with a value at the date of award or grant of approximately $80,000 per year in the form of stock options, restricted stock and/or other equity grants. In July 2004, the Compensation Committee determined that the first grant to Outside Directors would be in the form of options to purchase 10,000 shares of common stock effective upon the completion of our initial public offering with an exercise price equal to the price to the public in the initial public offering. The number of shares underlying the options was based on the estimated initial public offering price at that time. When the initial public offering price, and therefore the Black Scholes value of the 10,000 options, increased, the Committee did not reduce the number of options granted upon the completion of the initial public offering. When Mr. Wiley was elected as an Outside Director in January 2005, the Compensation Committee approved granting him options to purchase 10,000 shares of common stock at an exercise price equal to the closing sales price on the New York Stock Exchange on the last trading day prior to his election in accordance with the 2004 Stock Incentive Plan. All these options vest 25% on each of the first four anniversaries of the date of grant, and terminate on the seventh anniversary of the date of grant. All directors are reimbursed for all reasonable out-of-pocket expenses incurred in attending meetings of the board of directors. In March 2005, the Compensation Committee determined grants of equity compensation to new Outside Directors during 2005 would be in the form of options to purchase 10,000 shares of common stock with an exercise price equal to the fair market value of the common stock on the day before the election of the new Outside Director.

Employment Agreements

     Our only employment agreement with an executive officer is an agreement with Thomas B. Tyree, Jr., our Chief Financial Officer, effective February 4, 2003. The agreement provides for a base annual salary of at least $200,000 per year, subject to annual review by the board of directors, reimbursement for reasonable relocation expenses not to exceed $300,000 and legal expenses related to the commencement of his employment and for income taxes related to those expense reimbursements, plus an opportunity to participate in any programs, including cash bonus programs, made available to senior executives. Pursuant to the agreement, Mr. Tyree purchased 200,000 shares of fully vested Series B preferred stock on July 1, 2003 for $1,000,000. In addition, pursuant to the agreement, Mr. Tyree was granted on February 3, 2003 (“Date of Grant”) incentive stock options to purchase (1) up to 107,346 shares of common stock at an exercise price of $30.28 per share (the “Tranche A Options”) and (2) up to 139,550 shares of common stock at an exercise price of $0.41 per share (the “Tranche B Options”). Twenty percent of each of the Tranche A and the Tranche B options were exercisable on the Date of Grant, with an additional 20% becoming exercisable on each of the first, second, third and fourth anniversaries of the Date of Grant, if Mr. Tyree continues to be an employee on each such date. Mr. Tyree also purchased from William J. Barrett 85,877 shares of common stock at $0.21 per share on July 1, 2003, with 40% vested at purchase and an additional 20% vesting on January 31 of 2004, 2005 and 2006, which is the same vesting schedule as shares held by other members of management. Mr. Tyree’s employment agreement further provided that he would not be terminated prior to July 31, 2004 other than for cause, and if his employment agreement is terminated after July 31, 2004 without cause, he is entitled to a severance payment equal to the amount provided under any applicable severance plan. In October 2004, we agreed to allow all holders of Tranche A Options, including Mr. Tyree, to amend their Tranche A Options as described below in “— Description of Benefit Plans — 2002 Stock Option Plan — Amendment of Tranche A Options”.

Change in Control Severance Protection Agreements

     In July 2004, our board of directors approved severance agreements for the named executive officers and other employees in the event that there is both a change in control (as defined in the agreements) of the Company and the person’s employment is terminated within one year after the change in control other than a termination for cause or without good reason, as defined in the agreement. The named executive officers are entitled to receive a severance payment equal to two times their highest cash compensation, including bonus, during any consecutive 12 month period in the three years preceding the termination. This amount is payable in a lump sum. Each named executive officer also is entitled to accelerated vesting of all unvested stock options and accelerated lapsing of all restrictions on restricted stock grants upon the occurrence of the change in control, regardless of whether the named executive officer is terminated. Each named executive officer also will receive continuation of all life, disability, accident and health insurance for 36 months after termination, or reasonably equivalent benefits, as well as outplacement services to assist in obtaining new employment. Each agreement automatically expires if a change in control has not occurred within a 10-year period, and may be renewed for successive one-year periods by written agreement of the parties.

Indemnification Agreements

     We have entered into an indemnification agreement with each of our directors and executive officers. These agreements require us, among other things, to indemnify our directors and officers against certain liabilities that may arise by reason of their status or service as directors or officers, to advance their expenses incurred as a result of a proceeding as to which they may be indemnified, and to cover them under any directors’ and officers’ liability insurance policy we choose, in our discretion, to maintain. These indemnification agreements are intended to provide indemnification rights to the fullest extent permitted under applicable indemnification rights statutes in the State of Delaware and will be in addition to any other rights that the indemnitee may have under our restated certificate of incorporation, bylaws and applicable law.

Severance Plan

     Our board of directors has adopted a Severance Plan, effective as of July 1, 2004. The purpose of the Severance Plan is to provide an incentive to our employees who are not covered by severance protection agreements to continue to work for us for specified periods following a change in control (as defined in the plan). The Severance Plan may be amended or terminated by our board of directors at any time prior to the occurrence of an event intended to cause a change in control.

     Pursuant to the Severance Plan, all full-time regular employees who have at least six months service with us prior to the date of a change in control and are not covered by a severance protection agreement are eligible to receive certain severance benefits. Employees not hired on a full-time basis and employees with individual agreements providing similar severance benefits are not eligible to participate in the Severance Plan. If an eligible employee’s employment is terminated (i) by us without cause or (ii) by such employee with cause, such employee will receive the greater of three weeks of base salary multiplied by the employee’s years of service or three weeks of base salary for each $10,000 of annual base salary. The minimum severance payment shall be equal to 12 weeks’ base salary. The maximum severance payment will not exceed 26 weeks’ base. The Severance Program also provides for certain medical benefits to continue for six months after termination and for accelerated vesting of stock options and restricted stock grants. No employee will receive severance benefits unless he or she executes a release of all claims against us in a form acceptable to us.

Description of Benefit Plans

2002 Stock Option Plan

     General. Our Amended and Restated 2002 Stock Option Plan (the “2002 Option Plan”), was adopted by our board of directors and subsequently approved by our stockholders so that incentive stock options may be granted under the 2002 Option Plan. Pursuant to the exercise of options granted under the 2002 Option Plan, we may issue up to 1,642,395 shares of common stock, either treasury or authorized but unissued, to key employees, directors and other persons who have contributed or are contributing to our success. Unissued shares that are subject to an option, which for any reason expires or otherwise terminates before exercise, may again be made subject to options under the 2002 Option Plan. No one person may be granted during any two-year period options to purchase more than 279,100 shares. As of December 31, 2004, options to purchase 1,552,621 shares have been granted pursuant to the 2002 Option Plan so that options to purchase an additional 89,774 shares may be granted under the 2002 Option Plan. The 2002 Option Plan will terminate at midnight on January 10, 2012, except as to options previously granted and outstanding at that time. In addition, the 2002 Option Plan may be amended by the board of directors (provided that no amendment generally may impair any option then outstanding) and may be terminated at any earlier time by the board of directors (except with respect to any options then outstanding).

     Administration. The 2002 Option Plan is administered by an Option Committee composed of our Board of Directors or by a committee of at least two directors selected by our Board of Directors. The Compensation Committee is serving as the Option Committee. Administration of the 2002 Option Plan includes selection of optionees and determination of the terms of options granted under the 2002 Option Plan. In addition, the Option Committee may adopt such rules and regulations for carrying out the purposes of the 2002 Option Plan as it deems proper and in our best interests.

     Options. We agreed with our initial investors that, during the period that the stockholders agreement with our initial investors was in effect, options (the “Tranche A Options”) to purchase up to 1,180,807 shares could be granted with an exercise price of $30.28 or more per share and options to purchase an additional 461,588 shares could be granted with an exercise price of not less than $0.21 per share. The stockholders agreement terminated on December 15, 2004 upon the completion of our initial public offering, except as to limited matters. As part of the amendment of Tranche A Options described below under “— Amendment of Tranche A Options”, the investors agreed to amend the 2002 Option Plan to allow the decrease of the minimum exercise price for Tranche A Options to the initial public offering price. The Option Committee determines the exercise price for options granted under the 2002 Option Plan; provided that the exercise price for shares underlying incentive options will be fixed and will not be less than 100% of the fair market value (as defined in the plan) of the option shares on the date of grant. The option period begins on the date of grant and may continue for a period designated by the Option Committee up to a maximum of ten years from the date of grant. Each option granted on or before February 3, 2003 was exercisable with respect to 20% of the option shares on the date of grant and an additional 20% became exercisable on the first four anniversaries of the date of grant if the optionee continued to be employed by the Company on those dates. Options granted after February 3, 2003 are exercisable with respect to 40% of the option shares upon the first anniversary of the date of grant, 60% upon the second anniversary of the date of grant, 80% upon the third anniversary of the date of grant and 100% upon the fourth anniversary of the date of grant; provided the optionee continues to be employed by the Company on those dates. The date on which all or a portion of an option may be exercised may be accelerated upon a change in control (as described in the 2002 Option Plan). In addition, upon a change in control, the Option Committee may allow for the surrender of options in exchange for the excess of the per share consideration received in the change in control transaction over the option exercise price and may cancel any options not exercised or surrendered in connection with the change in control. The exercise price generally will be paid in cash or, if permitted by the Option Committee, in common stock previously owned by the optionee. Options granted under the 2002 Option Plan are not transferable except by will, the applicable laws of descent and distribution, or, in the case of non-qualified options, (1) pursuant to a domestic relations order or (2) with the Committee’s consent, to certain permitted transferees. We may withhold from any compensation or other payments due to the optionee amounts as may be necessary to satisfy any withholding requirements of federal or state law or regulation, otherwise require the optionee to remit such amount to us, or provide for an optionee to satisfy his or her tax withholding obligations by our retention or receipt of common stock. In the event that each of the outstanding shares of common stock should be changed into, or exchanged for, a different number or kind of our shares of stock or other securities, or if further changes or exchanges of any stock or other securities into which the common stock has been changed, or exchanged, is made (whether by reason of merger, consolidation, reorganization, recapitalization, stock dividends, reclassification, split-up, combination of shares or otherwise), then there will be substituted for each share of common stock that is subject to the 2002 Option Plan, the number and kind of shares of stock or other securities into which each outstanding share of common stock will be so changed or exchanged. In addition, in the event of any such change or exchange, the Option Committee may adjust the number, kind and exercise price of outstanding options under the 2002 Option Plan.

     Amendment of Tranche A Options. We allowed the holders of all 1,178,235 outstanding Tranche A Options to amend those options to provide that each option to purchase one share of common stock for $30.28 per share became an option to purchase a number of shares of common stock at the initial public offering price that had an estimated value that is equivalent to the estimated value of the outstanding Tranche A Options. The exact ratio was determined by comparing the relative estimated value of the outstanding Tranche A Options based on the original exercise price and weighted average remaining terms to the estimated value based on the initial public offering price using the Black-Scholes option pricing model. Based on the initial offering price of $25.00 per share, the ratio was 0.926 so that each existing Tranche A Option to purchase one share of common stock at $30.28 per share became an option to purchase 0.926 shares at $25.00 per share. In addition, the modified options have a term of seven years after the completion of our initial public offering compared to the weighted average remaining term of the Tranche A Options of approximately eight years. The vesting schedules for the Tranche A Options will not change. The Board of Directors approved the amendment of the Tranche A Options because it believed the $30.28 per share exercise price did not provide sufficient incentive compared to the initial public offering price and it believed the amendment could provide incentive while not changing the relative estimated value of the options before the amendment and the estimated value of the reduced number of options after the amendment. The following table provides information concerning this repricing for each of our executive officers and directors:

Ten-Year Option/SAR Repricings

							Length of
		Number of	Number of				Original
		Securities	Securities	Market Price	Exercise		Option Term
		Underlying	Underlying	of Stock at	Price at		Remaining at
		Options	Options	Time of	Time of		Date of
		before being	after being	Repricing or	Repricing or	New	Repricing or
		Repriced or	Repriced or	Amendment	Amendment	Exercise	Amendment
Name	Date	Amended	Amended	($)	($)	Price ($)	(in years)(1)
William J. Barrett,
Chief Executive Officer	12/9/2004	187,855	173,954	$25.00	$30.28	$25.00	7.8
J. Frank Keller,
Chief Operating Officer	12/9/2004	107,346	99,402	$25.00	$30.28	$25.00	7.8
Fredrick J. Barrett,
President	12/9/2004	64,407	59,641	$25.00	$30.28	$25.00	7.8
Thomas B. Tyree, Jr.,
Chief Financial Officer	12/9/2004	107,346	99,402	$25.00	$30.28	$25.00	8.2
Robert W. Howard,
Executive Vice President	12/9/2004	69,775	64,612	$25.00	$30.28	$25.00	7.8
Dominic J. Bazile II,
Senior Vice President	12/9/2004	53,673	49,701	$25.00	$30.28	$25.00	7.8
Francis B. Barron,
Senior Vice President	12/9/2004	7,514	6,958	$25.00	$30.28	$25.00	9.2
Huntington T. Walker,
Vice President	12/9/2004	53,673	49,701	$25.00	$30.28	$25.00	7.8
Terry R. Barrett,
Vice President	12/9/2004	53,673	49,701	$25.00	$30.28	$25.00	7.8
Lynn Boone Henry,
Vice President	12/9/2004	10,735	9,940	$25.00	$30.28	$25.00	9.0
Kurt M. Reinecke,
Vice President	12/9/2004	53,673	49,701	$25.00	$30.28	$25.00	7.8
Wilfred R. Roux,
Vice President	12/9/2004	53,673	49,701	$25.00	$30.28	$25.00	7.8
Duane J. Zavadil,
Vice President	12/9/2004	10,734	9,940	$25.00	$30.28	$25.00	7.8
Roger L. Jarvis, Director	12/9/2004	21,469	19,880	$25.00	$30.28	$25.00	7.8
Philippe S.E. Schreiber,
Director	12/9/2004	21,469	19,880	$25.00	$30.28	$25.00	7.8

(1)	After modification, all modified options expire on December 9, 2011, which is seven years after the modification occurred.

2003 Stock Option Plan

     General. Our 2003 Stock Option Plan (the “2003 Option Plan”) was adopted by our Board of Directors and approved by our stockholders so that incentive stock options may be granted under the 2003 Option Plan. Pursuant to the exercise of options granted under the 2003 Option Plan, we may issue up to 42,938 shares of common stock, either treasury or authorized but unissued, to our key employees, directors and other persons who have contributed or are contributing to our success. Unissued shares that are subject to an option, which for any reason expires or otherwise terminates before exercise, may again be made subject to options under the 2003 Option Plan. No one person may be granted during any two-year period options to purchase more than 21,468 shares. As of December 31, 2004, options to purchase 42,936 shares have been granted pursuant to the 2003 Option Plan so that additional options to purchase not more than two shares may be granted under the 2003 Option Plan. The 2003 Option Plan will terminate at midnight on December 10, 2013, except as to options previously granted and outstanding under the 2003 Option Plan at that time. In addition, the 2003 Option Plan may be amended by the

Board of Directors (provided that no such amendment generally may impair any option then outstanding) and may be terminated at any earlier time by the Board of Directors (except with respect to any options then outstanding).

     Administration. The 2003 Option Plan is administered by an Option Committee composed of our Board of Directors or by a committee of at least two directors selected by our Board of Directors. The Compensation Committee serves as the Option Committee. Administration of the 2003 Option Plan includes selection of optionees and determination of the terms of options granted under the 2003 Option Plan. In addition, the Option Committee may adopt such rules and regulations for carrying out the purposes of the 2003 Option Plan as it deems proper and in our best interests.

     Options. The Option Committee will determine the exercise price for options granted under the 2003 Option Plan; provided that the exercise price for shares underlying incentive options will be fixed and will not be less than 100% of the fair market value (as defined in the plan) of the option shares on the date of grant. The option period begins on the date of grant and may continue for a period designated by the Option Committee up to a maximum of ten years from the date of grant. Options granted are exercisable with respect to 25% of the option shares upon the first anniversary of the date of grant, 50% upon the second anniversary of the date of grant, 75% upon the third anniversary of the date of grant and 100% upon the fourth anniversary of the date of grant; provided the optionee continues to be employed by us on those dates. The date on which all or a portion of an option may be exercised may be accelerated upon a change in control (as described in the 2003 Option Plan). In addition, upon a change in control, the Option Committee may allow for the surrender of options in exchange for the excess of the per share consideration received in the change in control transaction over the option exercise price and may cancel any options not exercised or surrendered in connection with the change in control. The exercise price generally will be paid in cash or, if permitted by the Option Committee, in common stock previously owned by the optionee. Options granted under the 2003 Option Plan are not transferable except by will, the applicable laws of descent and distribution, or, in the case of non-qualified options, (1) pursuant to a domestic relations order or (2) with the Committee’s consent, to certain permitted transferees. The Option Committee is entitled to withhold from any compensation or other payments due to the optionee amounts as may be necessary to satisfy any withholding requirements of federal or state law or regulation, otherwise require the optionee to remit such amount to us, or provide for an optionee to satisfy his or her tax withholding obligations by our retention or receipt of common stock. In the event that each of the outstanding shares of common stock should be changed into, or exchanged for, a different number or kind of our shares of stock or other securities, or if further changes or exchanges of any stock or other securities into which the common stock has been changed, or exchanged, is made (whether by reason of merger, consolidation, reorganization, recapitalization, stock dividends, reclassification, split-up, combination of shares or otherwise), then there will be substituted for each share of common stock that is subject to the 2003 Option Plan, the number and kind of shares of stock or other securities into which each outstanding share of common stock will be so changed or exchanged. In addition, in the event of any such change or exchange, the Option Committee may adjust the number, kind and exercise price of outstanding options under the 2003 Option Plan.

2004 Stock Incentive Plan

     General. Our 2004 Stock Incentive Plan (the “2004 Incentive Plan”) was adopted by our Board of Directors and approved by our stockholders. The purpose of the 2004 Incentive Plan is to enhance our ability to attract and retain officers, employees, directors and consultants and to provide such persons with an interest in the Company parallel to our stockholders. The 2004 Incentive Plan provides for the grant of stock options (including incentive stock options, as defined in Section 422 of the Code, and non-qualified stock options) and other awards (including performance units, performance shares, share awards, restricted stock, restricted stock units, and stock appreciation rights, or SARs). The maximum number of shares that may be made the subject of options and awards granted under the 2004 Incentive Plan is 4,900,000, all of which may be made the subject of either restricted stock awards or restricted stock units or may be issued upon the exercise of incentive stock options. In addition, the maximum number of shares that may be the subject of options and awards granted to a participant in any one year is 1,225,000. As of December 31, 2004, options to purchase 1,074,000 shares had been granted pursuant to the 2004 Incentive Plan so that additional awards covering 3,826,000 shares may be granted under the 2004 Incentive Plan. Unless terminated earlier by our board of directors, the 2004 Incentive Plan will terminate on June 30, 2014. Upon an event constituting a “change in control” (as defined in the 2004 Incentive Plan) of the Company, all options and SARs will become immediately exercisable in full. In addition, in such an event performance units will become immediately vested and restrictions on stock granted pursuant to restricted stock awards and restricted stock units will lapse.

     Administration. The 2004 Incentive Plan is administered by an Option Committee appointed by our Board of Directors, constituted so as to comply with Rule 16b-3 under the Exchange Act, and comprised of two or more “outside directors” (within the meaning of Section 162(m) of the Internal Revenue Code). The Compensation Committee is serving as the Option Committee. Our Compensation Committee may grant options and SARs on such terms, including vesting and payment forms, as it deems appropriate in its discretion, however, no option or SAR may be exercised more than 10 years after its grant, and the purchase price for incentive stock options may not be less than 100% of the fair market value of our common stock on the date of grant. Our Compensation Committee may grant restricted stock awards, restricted stock units, share awards, performance units and performance shares on such terms and conditions as it may in its discretion decide.

     Options. The purchase price or the manner in which the exercise price is to be determined for shares under each option will be determined by the Compensation Committee and set forth in the agreement. However, the exercise price per share under each incentive stock option may not be less than 100% of the fair market value of a share on the date the option is granted (110% in the case of an incentive stock option granted to an eligible individual who possesses more than 10% of the total combined voting power of all classes of stock of the Company). Each option will become exercisable in such installments and at such times as the Compensation Committee designates and sets forth in the agreement. The Compensation Committee will determine the term of the options, provided that an incentive stock option will not be exercised after the expiration of ten years from the date it was granted (five years in the case of an incentive stock option granted to an individual who possesses more than 10% of the total combined voting power of all classes of stock of the Company). Rights under any option may not be transferred except by will or the laws of descent and distribution. The Compensation Committee, however, may provide that the option may be transferred to members of the optionee’s immediate family or to trusts, partnerships or limited liability companies established solely for the benefit of such immediate family members.

     Restricted Common Stock. The Compensation Committee may grant awards of restricted stock to eligible individuals, which will be evidenced by an agreement between the Company and the grantee setting out the applicable restrictions on, and terms and conditions of, the restricted stock. Shares of restricted stock may not be sold, assigned, transferred, pledged or disposed of for a restricted period of time as the compensation committee may determine. Unless otherwise determined by the Compensation Committee, upon termination of a plan participant from the Company prior to the end of the restricted period, the restricted stock shall be forfeited. The Compensation Committee may also award eligible individuals restricted stock units having a value equal to an identical number of shares of common stock. Payment for restricted stock units is made in common stock or in cash or a combination thereof as determined by the Compensation Committee.

     Performance Shares. The Compensation Committee may grant awards of performance shares in the form of actual shares of common stock or common stock units having a value equal to an identical number of shares of common stock. The Compensation Committee shall establish the performance objective for each award of performance shares, consisting of one or more business criteria, one or more levels of performance with respect to each such criteria, and the amount or amounts payable or other rights that the participant will be entitled to upon achievement of such levels of performance. Performance objectives shall be objective and shall meet the requirements of Section 162(m) of the Code. Performance objectives may differ for performance shares granted to any one participant or to different participants. An award of performance shares to a participant who is also a covered employee shall, unless the Compensation Committee determines otherwise, provide that in the event of the participant’s termination of service prior to the end of the performance period for any reason, such award will be payable only (i) if the applicable performance objectives are achieved and (ii) to the extent the Compensation Committee determines. Following the completion of each performance period, the Compensation Committee shall certify in writing, in accordance with 162(m) of the Code, whether the performance objectives and other material terms of an award have been achieved or met. The Compensation Committee may in its discretion reduce or eliminate the amount of payment with respect to an award to a covered employee, notwithstanding the achievement of the specified objectives, however no adjustment shall be made which would adversely impact a participant following a change of control. The maximum number of performance shares subject to any award to a covered employee is 1,225,000 for each 12 months during the performance period.

     Share Purchases. The Compensation Committee may authorize eligible individuals to purchase common stock in the Company at a price equal to, below or above the fair market value of the common stock at the time of grant. Any such offer may be subject to the conditions and terms of the Compensation Committee may impose.

     Stock Appreciation Rights (SARs). SARs may be granted by the Compensation Committee, in its discretion, in connection with or independently of an option, common stock or SAR. A SAR granted in connection with an option is generally subject to the same terms and conditions with respect to exercisability and transfer applicable to the particular option grant to which it pertains. Upon exercise of a SAR related to an option, the participant shall be entitled to receive an amount determined by multiplying (1) the excess of the fair market value of a share of common stock on the date preceding the date of exercise of such SAR over the per share purchase price under the related option, by (2) the number of shares of common stock as to which such SAR is being exercised. Upon the exercise of a SAR granted in connection with an option, the option shall be canceled to the extent of the number of shares of common stock as to which the SAR is exercised, and upon the exercise of an option granted in connection with a SAR, the SAR shall be canceled to the extent of the number of shares of common stock as to which the option is exercised or surrendered. SARs unrelated to options shall contain such terms and conditions as to exercisability, vesting and duration as the Compensation Committee shall determine, but in no event shall they have a term of greater than ten (10) years. Upon exercise of a SAR unrelated to an option, the participant shall be entitled to receive an amount determined by multiplying (1) the excess of the fair market value of a share on the date preceding the date of exercise of such SAR over the per share exercise price of the SAR, by (2) number of shares as to which the SAR is being exercised. To exercise any outstanding SAR, the participant shall provide written notice of exercise to the Company. Payment to the participant may be made in the discretion of the Compensation Committee solely in whole shares of common stock in a number determined at their fair market value on the date preceding the date of exercise of the SAR, or solely in cash, or in a combination of cash and shares of common stock. If the Compensation Committee decides to make full payment in shares of common stock and the amount payable results in a fractional share, payment for the fractional share will be made in cash.

     Share Awards. Subject to performance conditions as the Committee may determine, awards of common stock or awards based on the value of the common stock may be granted either alone or in addition to other awards granted under the plan. Payment of common stock awards that are based on the value of common stock may be made in common stock, or in cash or in a combination thereof as determined by the Compensation Committee.

BENEFICIAL OWNERS OF SECURITIES

     The following table sets forth, as of March 21, 2005, certain information with respect to ownership of our common shares as to (a) all persons known by us to be the beneficial owners of more than five percent of our outstanding common shares, (b) each director, (c) each nominee for director, (d) each of the executive officers named in the Summary Compensation Table, and (e) all executive officers and directors of the Corporation as a group. To our knowledge, and based on a review of public filings made with the Securities and Exchange Commission (the “Commission”) as of March 21, 2005, we did not have any beneficial owners of more than five percent of our common shares, other than those listed below.

     Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Unless otherwise indicated, the address for each person set forth in the table is c/o Bill Barrett Corporation, 1099 18th Street, Suite 2300, Denver, Colorado 80202.

     In calculating the number of shares beneficially owned by each person and the percentage owned by each person, we assumed that all shares issuable upon exercise of options on or prior to May 20, 2005 are exercised by that person. The total number of shares outstanding used in calculating the percentage owned assumes no exercise of options held by other persons.

			Percentage of
			Outstanding Common
	Number of Common Shares		Shares
Name of Beneficial Owner	Beneficially Owned		Beneficially Owned (1)
5% Stockholders:
Warburg Pincus Private Equity VIII, L.P.	10,081,278	(2)	23.2%
466 Lexington Avenue
New York, NY 10017
The Goldman Sachs Group, Inc.	6,415,356	(3)	14.8
85 Broad Street
New York, NY 10004
The J.P. Morgan Entities	4,582,400	(4)	10.6
1221 Avenue of the Americas
Floor 39
New York, NY 10020
Executive Officers and Directors:
William J. Barrett	1,064,303	(5)(14)	2.4
J. Frank Keller	392,378	(6)(14)	*
Fredrick J. Barrett	232,397	(7)(14)	*
Thomas B. Tyree, Jr.	329,091	(8)(14)	*
Francis B. Barron	31,716	(9)	*
Philippe S.E. Schreiber	42,453	(10)	*
Richard Aube	4,582,400	(4)(11)	10.6
Henry Cornell	6,415,356	(3)	14.8
Jeffrey A. Harris	10,081,278	(2)	23.2
James M. Fitzgibbons	23,585		*
Roger L. Jarvis	18,368	(12)	*
Randy Stein	500		*
Michael E. Wiley	—		—
All executive officers and directors as a group	24,265,609	(2)(3)(4)(5)(6)(7)(8)
(21 persons)	(9	)(10)(11)(12)(13)(14)	55.9

*	Less than 1%

(1)	Based on an aggregate of 43,374,436 shares of common stock issued and outstanding as of March 21, 2005.

(2)	Consists of shares directly owned by Warburg Pincus Private Equity VIII, L.P., including three related limited partnerships. Warburg Pincus & Co. serves as the sole general partner of Warburg Pincus Private Equity VIII, L.P. and that limited partnership is managed by Warburg Pincus LLC. Our director, Jeffrey A. Harris, is a general partner of Warburg Pincus & Co. and a member and managing director of Warburg Pincus LLC. All shares indicated owned by Mr. Harris are included because of his affiliation with the Warburg Pincus entities. Mr. Harris disclaims beneficial ownership of all the shares of common stock held by Warburg Pincus Private Equity VIII, L.P. and its affiliates. The 10,081,278 shares are included three times in the table under the beneficial ownership of each of Mr. Harris, Warburg Pincus Private Equity VIII, L.P. and all executive officers and directors as a group.

(3)	The Goldman Sachs Group, Inc., which we refer to as GS Group, and certain affiliates, may be deemed to own beneficially and indirectly in the aggregate 6,415,356 shares of common stock which are owned directly or indirectly by investment partnerships, of which affiliates of Goldman Sachs and GS Group are the general partner or managing general partner. We refer to these investment partnerships as the GS Limited Partnerships. Goldman Sachs is the investment manager of certain of the GS Limited Partnerships. The GS Limited Partnerships and their respective beneficial ownership of shares of our common stock are: (a) GS Capital Partners 2000, L.P. 3,458,023 shares, (b) GS Capital Partners 2000 Offshore, L.P. 1,256,512 shares (owned indirectly through GSCP 2000 Offshore BBOG Holding, L.P.), (c) GS Capital Partners 2000 GmbH & Co. Beteiligungs KG 144,538 shares (owned indirectly through GSCP 2000 GmbH BBOG Holding, L.P.), (d) GS Capital Partners 2000 Employee Fund, L.P. 1,098,043 shares, (e) Goldman Sachs Direct Investment Fund 2000, L.P. 229,120 shares, and (f) Stone Street Fund 2000, L.P. 229,120 shares (owned both directly and indirectly through Stone Street BBOG Holding). Our director Henry Cornell is a managing director of Goldman Sachs. Mr. Cornell, Goldman Sachs and GS Group each disclaims beneficial ownership of the shares owned directly or indirectly by the GS Limited Partnerships, except to the extent of their pecuniary interest therein, if any. The shares are included three times in the table under the beneficial ownership of each of Mr. Cornell, GS Group and all executive officers and directors as a group.

(4)	Includes 3,382,856 shares of common stock owned by J.P. Morgan Partners (BHCA), L.P., 578,471 shares owned by J.P. Morgan Partners Global Investors, L.P., 251,691 shares owned by J.P. Morgan Partners Global Investors (Cayman), L.P., 32,660 shares owned by J.P. Morgan Partners Global Investors (Cayman) II, L.P., 81,424 shares owned by JPMP Global Fund/Bill Barrett A, L.P., 41,095 shares owned by JPMP Global Fund/Bill Barrett, L.P., 101,211 shares owned by J.P. Morgan Partners Global Investors (Selldown), L.P., and 112,992 shares owned by JPMP Global Fund/Bill Barrett/ Selldown, L.P. We refer to these partnerships as the J.P. Morgan Entities. The general partner of J.P. Morgan Partners (BHCA), L.P. is JPMP Master Fund Manager, L.P. and the general partner of J.P. Morgan Partners Global Investors, L.P., J.P. Morgan Global Investors (Cayman), L.P., J.P. Morgan Partners Global Investors (Cayman) II, L.P., JPMP Global Fund/Bill Barrett, L.P., JPMP Global Fund/Bill Barrett A, L.P., J.P. Morgan Partners Global Investors (Selldown), L.P., and JPMP Global Fund/Bill Barrett/Selldown, L.P., is JPMP Global Investors, L.P. The general partner of JPMP Master Fund Manager, L.P. and JPMP Global Investors, L.P. is JPMP Capital Corp., a wholly-owned subsidiary of J.P. Morgan Chase & Co., a publicly traded company. Each of JPMP Master Fund Manager, L.P., JPMP Capital Corp., JPMP Global Investors, L.P. and J.P. Morgan Chase & Co. may be deemed beneficial owners of the shares held by the J.P. Morgan Entities, however, the foregoing shall not be construed as an admission that such entities are the beneficial owners of the shares held by the J.P. Morgan Entities.

(5)	Includes 104,372 common shares issuable upon exercise of vested options. Includes 384,676 shares owned by a limited liability limited partnership in which Mr. Barrett is the general partner.

(6)	Includes 59,641 common shares issuable upon exercise of vested options.

(7)	Includes 35,785 common shares issuable upon exercise of vested options.

(8)	Includes 59,641 common shares issuable upon exercise of vested options.

(9)	Includes 6,272 common shares issuable upon exercise of options that have vested or that will vest on or before May 15, 2005. Includes 878 shares held by Mr. Barron as custodian for his minor children.

(10)	Includes 11,928 common shares issuable upon exercise of vested options. Includes 23,585 shares owned by Mr. Schreiber’s spouse.

(11)	Mr. Aube is a Partner of J.P. Morgan, LLC but does not have voting or dispositive power with respect to any of the shares beneficially owned by any of the J.P. Morgan Entities.

(12)	Includes 14,075 common shares issuable upon exercise of vested options.

(13)	Includes 505,747 common shares issuable upon exercise of vested options for all directors and executive officers as a group.

(14)	115,513 of the shares of common stock held by the executive officers are subject to the vesting requirements of a stockholders’ agreement among all our current stockholders. For additional information, see “Item 13. Certain Relationships and Related Transactions—Investments in the Company”. Also includes 2,446 shares issued as a restricted stock award to three of our officers. These shares are subject to the officer remaining an employee of the Company and vest 25% on each of March 9, 2006, 2007, 2008 and 2009.

Equity Compensation Plan Information

     The following table provides aggregate information presented as of December 31, 2004 with respect to all compensation plans under which equity securities are authorized for issuance.

	(a)	(b)	(c)
	Number of Securities	Weighted Averaged	Number of Securities
	to Be Issued Upon	Exercise Price of	Remaining Available
	Exercise of	Outstanding	for Future Issuance
	Outstanding Options,	Options, Warrants	(Excluding Securities
Plan Category	Warrants and Rights	and Rights	Reflected in Column (a))
Equity compensation plans approved by shareholders	2,484,491	$21.96	3,915,776
Equity compensation plans not approved by shareholders	—	—	—

Total	2,484,491	$21.96	3,915,776

TRANSACTIONS BETWEEN THE COMPANY AND RELATED PARTIES

     This section describes the transactions we have engaged in with our current, past and nominated directors and current and past officers and persons known by us to be the beneficial owners of 5% or more of our common stock during the past two fiscal years.

     Mr. Cornell, a director of the Company, is a managing director of Goldman Sachs. Goldman Sachs Credit Partners L.P., an affiliate of Goldman Sachs, was the sole lead arranger, administrative agent, syndication agent and a lender under our Senior Subordinated Credit and Guaranty Agreement dated September 1, 2004, or the “bridge loan”. A portion of the proceeds of our initial public offering were used to repay this bridge loan in December 2004. In management’s opinion, the terms of this agreement were at least as favorable to the Company as could be obtained from non-related sources. Goldman Sachs is an affiliate of certain investors in our Series B preferred stock, which automatically converted into common stock upon the completion of our initial public offering in December 2004. Mr. Cornell initially was elected as a director pursuant to the stockholders’ agreement and stock purchase agreement dated March 28, 2002, relating to the sale of the Series B preferred stock, pursuant to which certain affiliates of Goldman Sachs purchased a total of 14,000,000 shares of the Series B preferred stock for $5.00 per share for a total purchase price of $70,000,000, as further described below. J. Aron & Company, an affiliate of Goldman Sachs, is the counterparty to all of the Company’s natural gas and oil swaps and collars. In management’s opinion, the swap and collar terms were provided on terms at least as favorable to the Company as could be obtained from non-related sources.

     Mr. Aube, a director of the Company, is a Partner of J.P. Morgan Partners LLC, a company affiliated with the lead arranger and agent for our revolving credit facility. In management’s opinion, the terms obtained through the credit facility were provided on terms at least as favorable to the Company as could be obtained from non-related sources. Affiliates of J.P. Morgan Partners have provided commercial banking and related financial services to us in the past and are expected to provide similar services in the future. Mr. Aube was elected as the J.P. Morgan Entities (as defined below) nominee on our board of directors pursuant to the stockholders’ agreement and Series B stock purchase agreement, relating to the sale of the Series B preferred stock, pursuant to which the J.P. Morgan Entities purchased 10,000,000 shares of the Series B preferred stock for $5.00 per share for a total purchase price of $50,000,000, as further described below.

     Mr. Harris, a director of the Company, is a member and serves as a Managing Director at Warburg Pincus LLC. Mr. Harris initially was elected as a director pursuant to the stockholders’ agreement and Series B stock purchase agreement, relating to the sale of the Series B preferred stock, pursuant to which an affiliate of Warburg Pincus purchased 22,000,000 shares of Series B preferred stock for $5.00 per share for a total purchase price of $110,000,000, as further described below.

     In addition to the relationships described above, Goldman, Sachs & Co. and J.P. Morgan Securities Inc. served as underwriters in our initial public offering, which was completed in December 2004. Goldman, Sachs & Co. and J.P. Morgan Securities, Inc. received compensation of $10.4 million and $2.9 million, respectively, in the form of commission and underwriting discounts, net of expenses, for serving as underwriters.

Investments in the Company

     In January 2002, the Company issued 1,800,548 shares of common stock to employees for $370,000 for the Company’s initial funding. In connection with the Series B preferred stock purchase agreement entered into in March 2002, all our stockholders prior to our initial public offering were required to become parties to a stockholders’ agreement originally entered into on March 28, 2002. The stockholders’ agreement contains provisions concerning the appointment of directors, limitations on certain corporate activities, the issuance and transfer of securities, and the vesting of shares of common stock issued to employees in January 2002. These shares are subject to vesting requirements as to the length of service with the Company (20% vests each of January 31, 2002, 2003, 2004, 2005, and 2006, with all shares vesting upon an employee’s reaching the age of 75), which is referred to as “Time Vesting”, and also were subject to vesting requirements as to the amount of proceeds received by the Company from sales of Series B preferred stock to the investors in our Series B preferred stock, pursuant to the Series B stock purchase agreement entered into in March 2002, which is referred to as “Dollar Vesting”. These management shares vest at the later to occur of Time Vesting and Dollar Vesting. Vesting stops upon the occurrence of a liquidation event with respect to the Company, as defined in the agreement, or the sale of the Company. Because the investors purchased all the Series B preferred stock that give rise to Dollar Vesting, the common stock acquired by employees is subject only to Time Vesting going forward. The stockholders’ agreement terminates upon the closing of our initial public offering except for the provisions concerning the vesting of the common stock issued to management and requiring transfers of shares held by parties to the agreement to be made in accordance with applicable securities laws.

     Since January 1, 2004, certain of our officers, directors, key employees and 5% stockholders have invested cash in us in excess of $60,000 in exchange for shares of our common and Series B preferred stock in a series of offerings by us. The common stock was acquired in the directed share program in connection with our initial public offering at $25.00 per share and the Series B preferred was purchased during the period from January through May 2004 for $5.00 per share. The majority of the shares of Series B preferred stock were purchased by our institutional investors pursuant to the Series B stock purchase agreement dated March 28, 2002. These shares of Series B preferred stock were issued incrementally upon the occurrence of each capital call pursuant to the Series B stock purchase agreement, including 4 million shares issued for $20 million and 2.6 million shares issued for $13 million in January and May 2004, respectively. The investors have no further obligation or right to purchase Series B preferred stock pursuant to the stock purchase agreement. The preferred stock automatically converted to common stock upon the completion of our initial public offering in December 2004.

     The following table summarizes the shares of our common stock acquired pursuant to the directed share program in our initial public offering, which is described below, and Series B preferred stock acquired from us in transactions in excess of $60,000, by our executive officers, directors and 5% stockholders and their immediate family members subsequent to January 1, 2004.

			Series B
Officers, Directors and 5%	Common		Preferred		Total
Stockholders	Stock		Stock		Consideration
William J. Barrett	32,000	(1)(2)	—		$800,000
J. Frank Keller	20,000	(1)(3)	—		500,000
Fredrick J. Barrett	27,300	(1)(4)	—		682,500
Thomas B. Tyree, Jr.	14,300		—		357,500
Robert W. Howard	—		—		—
Dominic J. Bazile II	2,600		—		65,000
Francis B. Barron	8,100		52,000	(5)	462,500
Huntington T. Walker	5,500		—		137,500
Terry R. Barrett	22,500	(1)(6)	—		562,500
Lynn Boone Henry	10,200		—		255,000
Kurt M. Reinecke	—		—		—
Wilfred R. (Roy) Roux	—		—		—
Duane J. Zavadil	5,000		—		125,000
James M. Fitzgibbons	—		—		—
Roger L. Jarvis	—		—		—
Philippe S.E. Schreiber	—		—		—
Randy Stein	—		—		—
Michael E. Wiley	—		—		—
Warburg Pincus Private Equity VIII, L.P	—		2,847,060	(7)	14,235,300
The Goldman Sachs Group, Inc.	—		1,811,762	(8)	9,058,810
The J.P. Morgan Entities	—		1,293,667	(9)	6,468,335

(1)	William J. Barrett is the father of Fredrick J. Barrett and Terry R. Barrett and the brother-in-law of J. Frank Keller. As a result of the requirements to disclose transactions by immediate family members, shares for these officers are included more than once in this table.

(2)	Mr. W. Barrett acquired 15,000 shares in the directed share program. The number included in the table for Mr. W. Barrett includes shares that also are included under J. Frank Keller, Fredrick J. Barrett, and Terry R. Barrett, as well as shares acquired by other family members.

(3)	Mr. Keller acquired 5,000 shares in the directed share program. The number included in the table for Mr. Keller includes shares that also are included under William J. Barrett.

(4)	Mr. F. Barrett acquired 1,100 shares in the directed share program. The number included in the table for Mr. F. Barrett includes shares that also are included under William J. Barrett and Terry R. Barrett, as well as shares acquired by other family members.

(5)	Includes 2,000 shares held by Mr. Barron’s minor children.

(6)	Mr. T. Barrett acquired 1,700 shares in the directed share program. The number included in the table for Mr. T. Barrett includes shares that also are included under William J. Barrett and Fredrick J. Barrett, as well as shares acquired by other family members.

(7)	One of our directors, Mr. Harris, is affiliated with Warburg Pincus Private Equity Partners VIII, L.P. You can read more about Mr. Harris’ affiliation with Warburg Pincus Private Equity VIII, L.P. under the heading “Principal Stockholders”.

(8)	The shares shown in the table are held directly or indirectly by investment partnerships affiliated with The Goldman Sachs Group, Inc., with which one of our directors, Mr. Cornell is affiliated. You can read more about Mr. Cornell’s affiliation with these entities under the heading “Principal Stockholders”.

(9)	The shares shown in the table are held by J.P. Morgan Partners (BHCA), L.P., J.P. Morgan Partners Global Investors, L.P., J.P. Morgan Partners Global Investors (Cayman), L.P., J.P. Morgan Partners Global Investors (Cayman) II, L.P., JPMP Global Fund/Bill Barrett A, L.P., JPMP Global Fund/Bill Barrett, L.P., J.P. Morgan Partners Global Investors (Selldown), L.P., and JPMP Global Fund/Bill Barrett/Selldown, L.P., with which one of our directors, Mr. Aube, is affiliated. You can read more about Mr. Aube’s affiliation with these entities under the heading “Principal Stockholders”.

Directed Share Program

     At our request, the underwriters reserved 600,000 shares of common stock in our initial public offering for sale under a directed share program at the initial public offering price of $25.00 per share to officers and other employees, directors, family members of officers and representatives of clients, vendors and suppliers and industry partners, all of whom were required to be natural persons and could not include venture capital firms or other entities. The number of shares of common stock purchased by our officers and directors, and their immediate family members, pursuant to the directed share program are included in the table above.

Registration Rights Agreements

     Agreement with Series B Preferred Stock Investors

     On March 28, 2002, we entered into a registration rights agreement with the holders of our Series B preferred stock who purchased 51,000,000 shares pursuant to the stock purchase agreement dated March 28, 2002. Pursuant to the registration rights agreement, we have agreed to register the transfer of the 23,370,233 shares of our common stock they received upon conversion of their Series B preferred stock immediately prior to the completion of our initial public offering, under certain circumstances. These holders include (directly or indirectly through subsidiaries or affiliates), among others, The Goldman Sachs Group, Inc., the J.P. Morgan Entities and Warburg Pincus Private Equity VIII, L.P.

     Demand Registration Rights. At any time after our initial public, each stockholder who is the holder of (1) more than 10% of our then outstanding common stock, (2) common stock with an aggregate current market value of at least $50,000,000 or (3) stockholders holding at least 60% of the shares of common stock shall have the right to require us by written notice to register a specified number of shares in accordance with the Securities Act and the registration rights agreement. Until we are eligible to use Form S-3 for registration under the Securities Act, each qualified holder has the right to request up to two registrations. Once we are eligible to use Form S-3 for registration, each qualified holder has the right to request up to five registrations, minus any demand registration rights exercised prior to that date. Nevertheless, in no event shall more than one demand registration occur during any six-month period or within 120 days after the effective date of a registration statement, provided that no demand registration may be prohibited for that 120-day period more than once in any 12-month period.

     Piggy-back Registration Rights. If at any time after our initial public we propose to file a registration statement under the Securities Act with respect to an offering of common stock (subject to certain exceptions), whether or not for our own account, then we must give at least 30 days’ notice prior to the anticipated filing date to all holders of registrable securities to allow them to include a specified number of their shares in that registration statement. We will be required to maintain the effectiveness of that registration statement until the earlier of 120 days after the effective date and the consummation of the distribution by the participating holders.

     Conditions and Limitations; Expenses. These registration rights are subject to certain conditions and limitations, including the right of the underwriters to limit the number of shares to be included in a registration and our right to delay or withdraw a registration statement under certain circumstances. We will generally pay all registration expenses in connection with a demand registration or a registration on Form S-3, regardless of whether a registration statement is filed or becomes effective.

Agreement With Bridge Lender

     In September 2004, we entered into a registration rights agreement with Goldman Sachs Credit Partners, L.P. in connection with the bridge loan we received from that lender. We agreed to register the transfer of senior subordinated exchange notes that may be issued under the bridge loan agreement if the bridge loan is not paid by September 1, 2005. We used a portion of the net proceeds of our initial public offering to repay the entire bridge loan. As a result, the registration agreement has terminated.

Management Rights Agreement

     We have entered into a management rights agreement with each of the Goldman entities, the J.P. Morgan Entities and Warburg Pincus Private Equity VIII, L.P., who purchased our Series B preferred stock pursuant to the stock purchase agreement. Under the terms of this agreement, each of these investors is entitled to (1) consult with and advise us on significant business issues, (2) examine our records, subject to customary confidentiality restrictions on the use of such information, and (3) be notified of and attend all meetings of the board in a non-voting advisory capacity and receive all materials distributed to board members. The parties to the management rights agreement do not receive compensation under the agreement. Each respective agreement will terminate upon the date on which the relevant investor owns less than five percent of our capital stock.

Regulatory Sideletter

     On March 28, 2002, we entered into a regulatory sideletter with J.P. Morgan Partners (BHCA), L.P., an affiliate of J.P. Morgan Chase & Co. and a regulated entity, which, together with related entities, holds 10.6% of our common stock. J.P. Morgan Partners (BHCA), L.P.’s affiliate was a joint-lead manager in our initial public. Under the terms of this sideletter, we agreed to cooperate with J.P. Morgan Partners (BHCA), L.P. in all reasonable respects to assist its regulatory compliance in connection with legal restrictions, including banking regulations, on the type and terms of its investment in our securities, including conversion to nonvoting securities. This sideletter will terminate upon the date on which J.P. Morgan Partners (BCHA), L.P. owns less than five percent of our capital stock.

OTHER BUSINESS

     The Board of Directors is not aware of any other matters that are to be presented at the annual meeting, and it has not been advised that any other person will present any other matters for consideration at the meeting. Nevertheless, if other matters should properly come before the annual meeting, the stockholders present, or the persons, if any, authorized by a valid proxy to vote on their behalf, shall vote on such matters in accordance with their judgment. See below, “Proposals By Individual Stockholders; Discretionary Authority To Vote Proxies.”

PROPOSALS BY INDIVIDUAL STOCKHOLDERS;
DISCRETIONARY AUTHORITY TO VOTE PROXIES

     In order to be considered for inclusion in our proxy statement and form of proxy relating to the next annual meeting of stockholders following the end of our 2005 fiscal year, proposals by individual stockholders must be received by us no later than December 16, 2005. Stockholder proposals also must comply with certain SEC rules and regulations.

     Proposals that are not included in our proxy statement will be considered timely and may be presented at next year’s annual meeting only if the advance notice provisions of our Bylaws are satisfied.

To be considered, proposals by stockholders generally must be made by notice in writing, delivered or mailed by first class United States mail, postage prepaid, to the Secretary of the Company not less than 60 days nor more than 90 days prior to first anniversary of the date on which the Company first mailed its proxy materials for the previous year’s annual meeting of stockholders. If the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after the anniversary of the preceding year’s annual meeting or if no such meeting was held in the preceding year, notice by the stockholder to be timely must be so delivered not later than the close of business on the later of (a) the 90th day prior to such annual meeting or (b) the 10th day following the day on which public announcement of the date of such meeting is first made. A stockholder must also comply with certain other provisions of our Bylaws. A description of the procedures that must be followed by stockholders submitting proposals to nominate directors is described in greater detail above under “Proposal No. 1—Election of Directors.” For a copy of our Bylaws, please contact our Corporate Secretary at 1099 18TH Street, Suite 2300, Denver, Colorado 80202.

AVAILABILITY OF REPORTS ON FORM 10-K

     UPON WRITTEN REQUEST, THE COMPANY WILL PROVIDE, WITHOUT CHARGE, A COPY OF ITS ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2004 TO ANY OF THE COMPANY’S STOCKHOLDERS OF RECORD, OR TO ANY STOCKHOLDER WHO OWNS OUR COMMON STOCK LISTED IN THE NAME OF A BANK OR BROKER AS NOMINEE, AT THE CLOSE OF BUSINESS ON MARCH 21, 2005. ANY REQUEST FOR A COPY OF OUR ANNUAL REPORT ON FORM 10-K SHOULD BE MAILED TO THE SECRETARY, BILL BARRETT CORPORATION, 1099 18th STREET, SUITE 2300, DENVER, COLORADO 80202, (303) 293-9100.

     This notice and proxy statement are sent by order of the Board of Directors.

Dated: April 15, 2005	/s/ Francis B. Barron Francis B. Barron
Corporate Secretary

* * * * *

APPENDIX A

BILL BARRETT CORPORATION
AUDIT COMMITTEE CHARTER
(Approved June 10, 2004)

Purpose

The Audit Committee is appointed by the Board of Directors (the “Board”) of Bill Barrett Corporation (the “Company”) to assist the Board in monitoring (1) the integrity of the financial statements of the Company, (2) the Company’s independent public accounting firm’s qualifications and independence, (3) the performance of the Company’s internal audit function and independent public accountants, and (4) the compliance by the Company with legal and regulatory requirements.

The Audit Committee shall prepare the report required by the rules of the Securities and Exchange Commission (the “SEC”) to be included in the Company’s annual proxy statement.

Committee Membership

The Audit Committee shall consist of no fewer than three members. The members of the Audit Committee shall meet the independence, experience and financial literacy requirements of the New York Stock Exchange, Section 10A(m)(3) of the Securities Exchange Act of 1934 and the rules and regulations of the SEC, in each case after giving effect to any applicable phase-in requirements. The Company will seek to have at least one member of the Audit Committee who is an “audit committee financial expert” as defined by Item 401(h)(2) of Regulation S-K promulgated by the SEC. Unless otherwise determined by the Board of Directors, no member of the Audit Committee shall simultaneously serve on the audit committees of more than three other public companies.

The members of the Audit Committee shall be appointed by the Board on the recommendation of the Nominating And Corporate Governance Committee. Audit Committee members may be replaced by the Board.

Committee Authority and Responsibilities

The Audit Committee shall have the sole authority to appoint or replace the independent public accountants (subject, if applicable or if deemed appropriate by the Committee, to stockholder ratification), and shall approve all audit engagement fees and terms and all significant non-audit engagements with the independent public accountants. The Audit Committee shall consult with management but shall not delegate these responsibilities.

The Audit Committee shall meet as often as it determines is necessary or advisable, but not less frequently than four times during each year. In addition, the Audit Committee will make itself available to the independent auditors and the internal auditors (or other personnel responsible for the internal audit function) of the Company as requested. The Audit Committee may form and delegate authority to subcommittees when appropriate.

The Audit Committee shall have the authority, to the extent it deems necessary or appropriate, to retain special legal, accounting or other consultants to advise the Committee. The Audit Committee may request any officer or employee of the Company or the Company’s outside counsel or independent public accountants to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee. The Audit Committee shall meet with management, the internal auditors (or other personnel responsible for the internal audit function) and the independent public accountants in separate executive sessions at least four times per year. The Audit Committee may also, to the extent it deems necessary or appropriate, meet with the Company’s investment bankers or financial analysts who follow the Company.

The Audit Committee shall make regular reports to the Board. The Audit Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval. The Audit Committee shall annually review the Audit Committee’s own performance.

The Audit Committee, to the extent it deems necessary or appropriate, shall:

Financial Statement and Disclosure Matters

1.	Review and discuss with management and the independent public accountants the annual audited financial statements, including disclosures made in management’s discussion and analysis, and recommend to the Board whether the audited financial statements and accompanying notes should be included in the Company’s Form 10-K, if applicable.

2.	Review and discuss with management and the independent public accountants the Company’s quarterly financial statements prior to the filing of its Form 10-Q, if applicable, including the results of the independent public accountants’ reviews of the quarterly financial statements.

3.	Discuss with management and the independent public accountants significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including any significant changes in the Company’s selection or application of accounting principles, any major issues as to the adequacy of the Company’s internal controls, the development, selection and disclosure of critical accounting estimates, and analyses of the effect of alternative assumptions, estimates or GAAP methods on the Company’s financial statements.

4.	Discuss with management the Company’s earnings press releases, including the use of “pro forma” or “adjusted” non-GAAP information, and financial information and earnings guidance. Such discussion may be done generally (covering, for example, the types of information to be disclosed and the type of presentation to be made).

5.	Discuss with management and the independent public accountants the effect of regulatory and accounting initiatives as well as off-balance sheet structures on the Company’s financial statements.

6.	Discuss with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies.

7.	Discuss with the independent public accountants the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit. In particular, discuss:

(a)	The adoption of, or changes to, the Company’s significant auditing and accounting principles and practices as suggested by the independent public accountants, internal auditors (or other personnel responsible for the internal audit function) or management.

(b)	The management letter provided by the independent public accountants and the Company’s response to that letter.

(c)	Any difficulties encountered in the course of the audit work, including any restrictions on the scope of activities or access to requested information, and any significant disagreements with management.

Oversight of the Company’s Relationship with the Independent Public Accountants

8.	Review the experience and qualifications of the senior members of the independent public accounting team and confirm audit partner rotation in accordance with applicable regulations.

9.	Prepare and approve the audit committee report as required by the SEC to be included in the Company’s proxy statement for the annual meeting (or in the Company’s Annual Report on Form 10-K, if required to be included therein).

10.	Obtain and review a report from the independent public accountants at least annually regarding (a) the public accounting firm’s internal quality-control procedures, (b) any material issues raised by the most recent quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm, (c) any steps taken to deal with any such issues, and (d) all relationships between the independent public accountants and the Company. Evaluate the qualifications, performance and independence of the independent public accountants, including considering whether the public accounting firm’s quality controls are adequate and the provision of non-audit services is compatible with maintaining the public accountant’s independence, and taking into account the opinions of management and the internal auditor (or other personnel responsible for the internal audit function). The Audit Committee shall present its conclusions to the Board and, if so determined by the Audit Committee, recommend that the Board take additional action to satisfy itself of the qualifications, performance and independence of the public accountant.

11.	Recommend to the Board policies for the Company’s hiring of employees or former employees of the independent public accountants who were engaged on the Company’s account.

12.	Review with the independent auditors any communication or consultation between the Company’s audit team and the independent auditors’ national office respecting auditing or accounting issues presented by the engagement.

13.	Meet with the independent public accountants prior to the audit to discuss the planning and staffing of the audit.

Oversight of the Company’s Internal Audit Function

14.	Review the appointment and replacement of the Company’s internal auditor (or other personnel responsible for the internal audit function), if required by applicable law or regulation or if deemed appropriate by the Committee.

15.	Review the significant reports to management prepared by the internal auditor (or other personnel responsible for the internal audit function) and management’s responses.

16.	Discuss with the independent public accountant the responsibilities of the internal auditor (or other personnel responsible for the internal audit function), budget and staffing and any recommended changes in the planned scope of the internal audit.

Compliance Oversight Responsibilities

17.	Obtain from the independent public accountants assurance that Section 10A of the Securities Exchange Act of 1934 has not been implicated.

18.	Obtain reports from management, the Company’s internal auditor (or other personnel responsible for the internal audit function) and the independent public accountants that the Company and its subsidiary are in conformity with applicable legal requirements and the Company’s Code Of Business Conduct And Ethics. Review reports and disclosures of insider and affiliated party transactions. Advise the Board with respect to the Company’s policies and procedures regarding compliance with applicable laws and regulations and with the Company’s Code Of Business Conduct And Ethics.

19.	Discuss with management and the independent public accountants any correspondence with regulators or governmental agencies and any employee complaints or published reports, which raise material issues regarding the Company’s financial statements or accounting policies.

20.	Discuss with the Company’s General Counsel legal matters that may have a material impact on the financial statements or the Company’s compliance policies.

Limitation of Audit Committee’s Role

While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management and the independent public accountants.

APPENDIX B

BILL BARRETT CORPORATION
COMPENSATION COMMITTEE CHARTER
(Approved June 10, 2004)

Purpose

The Compensation Committee is appointed by the Board to discharge the Board’s responsibilities relating to compensation of the Company’s directors and officers. The Committee has overall responsibility for approving and evaluating the annual employee incentive compensation plan amounts as well as the director and officer compensation plans, policies and programs of the Company.

The Compensation Committee also is responsible for producing an annual report on executive compensation for inclusion in the Company’s proxy statement.

Committee Membership

The Compensation Committee shall consist of no fewer than three members. The members of the Compensation Committee shall meet the independence requirements of the New York Stock Exchange.

The members of the Compensation Committee shall be appointed by the Board on the recommendation of the Nominating And Corporate Governance Committee. Compensation Committee members may be replaced by the Board.

Committee Authority and Responsibilities

The Compensation Committee shall have the sole authority to retain and terminate any compensation consultant to be used to assist in the evaluation of director, Chief Executive Officer (“CEO”) or senior executive compensation and shall have sole authority to approve the consultant’s fees and other retention terms. The Compensation Committee also shall have authority to obtain advice and assistance from internal or external legal, accounting or other advisors.

The Compensation Committee shall annually review and approve corporate goals and objectives relevant to CEO compensation, evaluate the CEO’s performance in light of those goals and objectives, and approve, or make recommendations to the Board for approval, the CEO’s compensation levels based on this evaluation. In determining the long-term incentive component of CEO compensation, the Compensation Committee will consider the Company’s performance and relative stockholder return, the value of similar incentive awards to CEOs at comparable companies, and the awards given to the CEO in past years.

The Compensation Committee shall annually review and approve, or make recommendations to the Board of Directors for approval, with respect to the compensation of all directors, officers and other key executives, including incentive-compensation plans and equity-based plans.

The Compensation Committee shall annually review and approve, for the CEO and the senior executives of the Company, (a) the annual base salary level, (b) the annual incentive opportunity level, (c) the long-term incentive opportunity level, (d) employment agreements, severance arrangements, and change in control agreements/provisions, in each case as, when and if appropriate, and (e) any special or supplemental benefits.

The Compensation Committee may form and delegate authority to subcommittees when appropriate.

The Compensation Committee shall make regular reports to the Board.

The Compensation Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval. The Compensation Committee shall annually review its own performance.

B-1

APPENDIX C

BILL BARRETT CORPORATION
NOMINATING AND GOVERNANCE COMMITTTEE CHARTER
(Approved June 10, 2004)

Purpose

The Nominating And Corporate Governance Committee is appointed by the Board (1) to assist the Board by considering management’s qualified candidates for, and by identifying other individuals qualified to become, Board members, and to recommend to the Board the director nominees for the next annual meeting of stockholders, and, when appropriate, director appointees to take office between annual meetings; (2) to recommend to the Board the Corporate Governance Guidelines applicable to the Company; (3) to lead the Board in its annual review of the Board’s performance; and (4) to recommend to the Board director nominees for each committee.

Committee Membership

The Nominating And Corporate Governance Committee shall consist of a number of members, each of whom shall be a director of the Company, fixed from time to time by the Board of Directors. The members of the Nominating And Corporate Governance Committee shall meet the independence requirements of the New York Stock Exchange. The members of the Nominating And Corporate Governance Committee shall be appointed and replaced by the Board.

Committee Authority and Responsibilities

1.	The Nominating And Corporate Governance Committee shall have the sole authority to retain and terminate any search firm to be used to identify director candidates and shall have sole authority to approve the search firm’s fees and other retention terms. The Nominating And Corporate Governance Committee shall also have authority to obtain advice and assistance from management, internal or external legal, accounting or other advisors.

2.	The Nominating And Corporate Governance Committee shall actively seek individuals qualified to become board members for recommendation to the Board.

3.	The Nominating And Corporate Governance Committee shall receive comments from all directors and report annually to the Board with an assessment of the Board’s performance, to be discussed with the full Board following the end of each fiscal year.

4.	The Nominating And Corporate Governance Committee shall review and reassess the adequacy of the Corporate Governance Guidelines of the Company and recommend any proposed changes to the Board for approval.

5.	The Nominating And Corporate Governance Committee should, when it deems appropriate, make an annual or earlier report to the Board of Directors on succession planning. The Committee shall work with the entire Board of Directors to nominate and evaluate potential successors to the Chief Executive Officer.

6.	The Nominating And Corporate Governance Committee may form and delegate authority to subcommittees when appropriate.

7.	The Nominating And Corporate Governance Committee shall make regular reports to the Board.

8.	The Nominating And Corporate Governance Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval. The Nominating And Corporate Governance Committee shall annually review its own performance.

C-1

PROXY	PROXY

For the Annual Meeting of Stockholders of

BILL BARRETT CORPORATION

Proxy Solicited on Behalf of the Board of Directors

     The undersigned stockholder of Bill Barrett Corporation (the “Corporation”) hereby appoints Fredrick J. Barrett and Francis B. Barron, or either of them, or                                          (stockholders may strike the person(s) designated by the management of the Corporation and insert the name and address of the person(s) to vote the proxy and mail the proxy to the named proxy holder(s)) as proxies with full power of substitution to vote or otherwise represent all the shares of the undersigned with all of the powers which the undersigned would possess if personally present and voting such shares at the Annual Meeting of Stockholders of the Corporation, to be held at Magnolia Hotel Ballroom, 817 17th Street, Denver, Colorado 80202, on May 19, 2005 at 9:30 a.m. (Denver time), or any adjournments thereof, on the following matters. The undersigned hereby revokes any proxy previously given with respect to such shares.

     This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder.

     Unless contrary instructions are given, the shares represented by this proxy will be voted FOR each of the nominees set forth in Item 1 and, in the discretion of the proxy holders, on any other business as may properly come before the meeting or any adjournment(s) or postponement(s) thereof. This proxy is solicited on behalf of the Board of Directors of Bill Barrett Corporation

(Continued and to be signed on the reverse side)

1.	Election of each of the following directors to hold office until the annual meeting of stockholders to be held in the year 2008 and thereafter until his successor are duly elected and have qualified:

Class I Directors 01 Fredrick J. Barrett, 02 Henry Cornell, 03 Michael E. Wiley

Election of each of the following directors to hold office until the annual meeting of stockholders to be held in the year 2006 and thereafter until his successor is duly elected and has qualified:

Class II Directors 04 James M. Fitzgibbons, 05 Jeffrey A. Harris, 06 Randy Stein

Election of each of the following directors to hold office until the annual meeting of stockholders to be held in the year 2007 and thereafter until his successor is duly elected and has qualified:

Class III Directors 07 William J. Barrett, 08 Roger L. Jarvis, 09 Philippe S. E. Schreiber

2.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

FOR all the nominees listed (except as marked on the line below) ☐	WITHHOLD AUTHORITY to vote for all nominee(s) listed ☐

Withheld for the nominees you list below: (Write that nominee’s name in the space provided below.)

EVEN IF YOU PLAN TO ATTEND THE MEETING, PLEASE VOTE, DATE, SIGN AND RETURN THIS PROXY IN THE ACCOMPANYING ENVELOPE.

MARK HERE FOR ADDRESS CHANGE AND NOTE BELOW    ☐

Dated:

Signature

Signature if held jointly

(Please sign exactly as shown on your stock certificate and on the envelope in which this proxy was mailed. When signing as partner, corporate officer, attorney, executor, administrator, trustee, guardian, etc., give full title as such and sign your own name as well. If stock is held jointly, each joint owner should sign.)

2

Vote by Internet or Telephone or Mail

24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet http://www.proxyvoting.com/bbg Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	Telephone 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.	OR	Mail Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone,
you do NOT need to mail back your proxy card.

You can view the Annual Report and Proxy Statement
on the Internet at www.billbarrettcorp.com

You can now access your Bill Barrett Corporation account online.

Access your Bill Barrett Corporation stockholder account online via Investor ServiceDirect® (ISD).

Mellon Investor Services LLC, Transfer Agent for Bill Barrett Corporation, now makes it easy and convenient to get current information on your stockholder account.

•	View account status	•	View payment history for dividends
•	View certificate history	•	Make address changes
•	View book-entry information	•	Obtain a duplicate 1099 tax form
		•	Establish/change your PIN

Visit us on the web at http://www.melloninvestor.com

For Technical Assistance Call 1-877-978-7778 between 9am-7pm
Monday-Friday Eastern Time

Investor ServiceDirect® is a registered trademark of Mellon Investor Services LLC